UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

ENERSYS

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

A MESSAGE FROM OUR CHAIRMAN

AND OUR CHIEF EXECUTIVE OFFICER

June 19, 2017

Dear Fellow Stockholders:

We are pleased to provide you with our Annual Report for the fiscal year ending March 31, 2017, which includes details on our record financial results. In fiscal 2017, we transitioned our leadership with changes to the Board of Directors, the Chief Executive Officer and the Chief Operating Officer. These changes provided us with an opportunity to perform a deep evaluation of EnerSys and the markets we serve and to develop a new strategic vision for the Company.

Fiscal 2017 marked the first year of that strategy. Our net sales for the year were $2.4 billion, which represents a 2% increase as compared to fiscal year 2016. However, we were able to improve our adjusted earnings per share by 21% to $4.75 per share. There were many contributors to the profitability improvement, most notably an increase in premium product sales, improved manufacturing costs and a lower tax rate.

Our second Investor Day at The New York Stock Exchange in February 2017 provided us an opportunity to outline the components of our strategic plan for future growth and earnings expansion: 1) Continue to increase sales of premium products; 2) Create and exploit a digital core through key information systems implementation; 3) Establish an EnerSys Operating System, or EOS, using Lean programs to harmonize our global factories, pursue a relentless elimination of waste, reduce lead times and generate productivity gains; 4) Growth through next generation TPPL and lithium products; and 5) Growth via market opportunities in China motive power and India telecommunications.

Our highest priorities for capital over the next few years will be to continue the pursuit of acquisitions, broaden our addressable markets with new products, and provide for premium product capacity expansion and plant automation initiatives. To accomplish this we’ve added a few new members to the EnerSys team. Our new Chief Technology Officer brings to EnerSys extensive knowledge of battery chemistries and systems. Our Chief Information Officer is leading the new systems implementations that will create our digital core, an integral part of EOS. We have also added a Vice President of Business Development to focus on identifying acquisition targets and to strengthen our evaluation and due diligence processes.

We are very excited about the first year results of our initiatives and look forward to the challenge of our fiscal year 2021 profitability goal of a minimum increase of 200 basis points in operating earnings percentage to 14.4%. We remain excited about the market opportunities we are pursuing and want to take this opportunity to thank our stockholders, customers and employees for their continued support and confidence in EnerSys.

Sincerely,

Arthur T. Katsaros	David M. Shaffer
Non-Executive Chairman of the Board	President and Chief Executive Officer

Please refer to “Management’s Discussion and Analysis” in our Annual Report on Form 10-K attached to this letter for additional information and to a reconciliation of the non-GAAP measures to the comparable GAAP measures contained in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on May 30, 2017.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this letter and proxy statement regarding EnerSys’ business, which are not historical facts, are “forward-looking statements” that involves risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see EnerSys’ filings with the Securities Exchange Commission, including “Item 1A. Risk Factors” in EnerSys’ Annual Report on Form 10-K attached to this letter. These statements speak only as of the date of this letter and proxy statement, even if subsequently made available by EnerSys on its website or otherwise. EnerSys undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this letter and proxy statement.

ANNUAL MEETING INVITATION

June 19, 2017

Dear Fellow Stockholder:

EnerSys will hold its 2017 annual meeting of stockholders (the “Annual Meeting”) on Wednesday, August 2, 2017, at 10:00 a.m. (Eastern Time) at our corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605. Directions to our corporate offices can be found on the Investors page of our website at www.enersys.com or at investor.enersys.com.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to read these proxy materials and cast your vote on the matters that will be presented at the Annual Meeting. Stockholders of record have the option of voting by telephone, through the Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Doing so will not prevent you from voting in person at the Annual Meeting.

Thank you very much for your continued support and interest in EnerSys.

Sincerely,

Arthur T. Katsaros
Non-Executive Chairman of the Board

Notice of 2017 Annual Meeting of Stockholders

Date and Time:	Wednesday, August 2, 2017, at 10:00 a.m. (Eastern Time)

Place:	EnerSys Global Headquarters, 2366 Bernville Road, Reading, Pennsylvania 19605

Items to be voted:

∎        elect three (3) Class I director nominees named in this proxy statement;

∎        approve, ratify and adopt the EnerSys 2017 Equity Incentive Plan;

∎        ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending March 31, 2018;

∎        an advisory vote to approve the compensation of EnerSys’ named executive officers; and

∎        conduct any other business properly brought before the meeting.

Record date:	Stockholders of record at the close of business on June 8, 2017 may vote at the meeting, and any adjournments or postponements of the meeting. A list of these stockholders will be available at the corporate offices of EnerSys and will be available at the Annual Meeting.

By Order of the Board of Directors

Joseph G. Lewis

Vice President, General Counsel,

Chief Compliance Officer & Secretary

June 19, 2017

Your vote it important!

Stockholders of record can vote their shares by using the Internet or the telephone or by attending the meeting in person and voting by ballot. Instructions for voting by using the Internet or the telephone are set forth in the Notice of Internet Availability that has been provided to you. Stockholders of record who received a paper copy of the proxy materials also may vote their shares by marking their votes on the proxy card provided, signing and dating it, and mailing it in the envelope provided, or by attending the meeting in person and voting by ballot.

Important Notice Regarding the Availability

of Proxy Materials for the Annual Meeting to be Held on August 2, 2017

The Proxy Statement and Annual Report to Stockholders are available at www.enersys.com and at

www.proxydocs.com/ENS.

i

ii

PROXY STATEMENT

GENERAL INFORMATION

Solicitation of Proxies

The Board of Directors of EnerSys is providing this Proxy Statement to solicit proxies for use at EnerSys’ annual meeting of stockholders to be held at its corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605 on Wednesday, August 2, 2017, at 10:00 a.m. (Eastern Time) or any adjournment or postponement thereof (the “Annual Meeting”). EnerSys (the “Company,” “we,” “our,” or “us”) is first delivering this Proxy Statement and the foregoing Notice on or about June 19, 2017.

Purpose of the Meeting

At the Annual Meeting, our stockholders will be asked to vote on the following proposals:

Proposals		Board Recommendation	Page Reference
1	To elect the three (3) Class I director nominees of the Board of Directors of EnerSys, each to serve until the 2020 annual meeting of stockholders, or until the earlier of their resignation or their respective successors shall have been elected and qualified;	FOR	4
2	To approve, ratify and adopt the EnerSys 2017 Equity Incentive Plan;	FOR	16
3	To ratify the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2018; and	FOR	24
4	An advisory vote to approve EnerSys’ named executive officer compensation.	FOR	51

Voting and Revocation of Proxies

Stockholders of record have a choice of voting by way of traditional proxy card, by telephone or through the Internet.

By Mail

∎    Request a proxy card from us by following the instructions on your Notice of Internet Availability.

∎    When you receive your proxy card, mark your selections on the proxy card.

∎    Date and sign your name exactly as it appears on the proxy card.

∎    Mail the proxy card in the postage-paid envelope that’s provided to you with your proxy card.

If you return the signed proxy card but do not mark the boxes showing how you wish to vote, your votes will be cast “FOR” the election of all director nominees; “FOR” the approval, ratification and adoption of the EnerSys 2017 Equity Incentive Plan; “FOR” the ratification of the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm; and “FOR” the approval of executive compensation.

By Telephone	Call toll-free 1-866-284-6370 and follow the voice prompts.

Through Internet	Access the website www.proxypush.com/ens and follow the instructions.

We encourage each stockholder of record to submit their proxy electronically through the Internet, if that option is available, or by telephone. Delivery of a proxy in any of the three ways listed above will not affect the right of a stockholder of record to attend the Annual Meeting and vote in person. If you hold your shares in “street name” (that is, through a broker, trustee or other holder of record), you will receive a voting instruction card from your broker seeking instructions as to how your shares should be voted. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on routine matters. A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. We believe that your broker or nominee only has discretionary voting power with respect to the proposal regarding the ratification of the appointment of the independent registered public accounting firm. You may not vote shares held in “street name” at the Annual Meeting unless you obtain a legal proxy from your broker or holder of record.

Any stockholder of record giving a proxy may revoke it by doing any of the following:

∎	delivering a written notice of revocation to the Secretary of EnerSys, dated later than the proxy, before the vote is taken at the Annual Meeting;

∎	delivering a duly executed proxy to the Secretary of EnerSys, bearing a later date (including proxy by telephone or through the Internet) before the vote is taken at the Annual Meeting; or

∎	voting in person at the Annual Meeting (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, Attention: Joseph G. Lewis, Vice President, General Counsel, Chief Compliance Officer and Secretary.

Record Date

Only stockholders of record at the close of business on June 8, 2017 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were 43,401,255 shares of EnerSys common stock outstanding, each of which will be entitled to one vote at the Annual Meeting.

Quorum

The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining the presence of a quorum.

Tabulation of Votes

Our bylaws provide for majority voting procedures for the election of directors in an election where the number of director nominees does not exceed the number of directors to be elected (an “uncontested election”). In an uncontested election, to be elected, a director nominee must receive more “for” than “against” votes cast by the holders of shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors (a “majority vote”). In an election where the number of director nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, which means that the director nominees receiving the most votes cast by the holders of shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors will be elected, regardless of the number of votes cast in favor of each director nominee. The election of directors at this Annual Meeting is an uncontested election. A nominee holding shares in street name does not have discretionary voting power with respect to the election of directors and may not vote shares unless the nominee receives voting instructions from the beneficial owner. If your shares are held by a broker, it is important that you provide instructions to your broker so your vote is counted in the election of directors. Abstentions and broker non-votes will not constitute or be counted as “votes” cast for purposes of Proposal 1.

If an incumbent director receives more “against” than “for” votes, in accordance with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee of our Board of Directors will consider such director’s contingent resignation and recommend to the Board of Directors the action to be taken. The Board of Directors will act on such recommendation and publicly disclose its decision and the rationale behind such decision within 90 days from the date of the certification of the election results.

Each of the approval of the EnerSys 2017 Equity Incentive Plan and the ratification of the appointment of Ernst & Young LLP, as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2018, requires the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting. With respect to these matters, abstentions will have the same effect as voting against such proposal, and broker non-votes, if any, will not constitute or be counted as “votes” cast for purposes of such proposal.

The affirmative vote of the holders of a majority of shares of our common stock, present in person or represented by proxy and entitled to vote, is required for approval with respect to the advisory vote to approve our named executive officer compensation. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against the advisory vote on executive compensation. A nominee holding shares in street name does not have discretionary voting power with respect to this proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Additionally, a broker non-vote will not constitute or be counted as “votes” cast for purposes of the advisory vote to approve our named executive officer compensation.

Although the advisory vote to approve our named executive officer compensation is non-binding, as provided by law, the Compensation Committee of our Board of Directors will review the results of the vote and take them into account in making a determination concerning executive compensation. For information regarding the Compensation Committee’s views in connection with the results of the 2016 non-binding advisory vote of stockholders, see the discussion beginning on page 30.

If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the proxy card will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we do not anticipate that any other matters will be raised at the Annual Meeting.

Attendance at the Annual Meeting

Attendance at the Annual Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of EnerSys. You can obtain directions to attend the Annual Meeting by visiting our website at investor.enersys.com.

Proposal No. 1	Election of the Class I Director Nominees of the Board of Directors

General

Our certificate of incorporation provides that the Board of Directors shall consist of not less than three or more than eleven members, as fixed by the Board of Directors from time to time. The certificate of incorporation also divides the Board into three classes, with each class to be as nearly equal in number as possible. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, nominees for directors in that class will be considered for election for three-year terms at the annual meeting of stockholders in the year in which the term of directors in that class expires.

Following Mr. Muscari’s passing on August 3, 2016, our Board of Directors set its size at eight members, divided into three classes. The classes will be composed of the following directors:

∎	Messrs. Lehman, Marlo and Tufano are Class I directors, whose terms will expire at the 2017 annual meeting of stockholders;

∎	Messrs. Chung and Katsaros and Gen. Magnus, USMC (Retired) are Class II directors, whose terms will expire at the 2018 annual meeting of stockholders; and

∎	Messrs. Hoffen and Shaffer are Class III directors, whose terms will expire at the 2019 annual meeting of stockholders.

Director Nominees of the Board of Directors

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Messrs. Lehman, Marlo and Tufano for election as Class I directors of EnerSys. Each of the nominees currently serves as a director of EnerSys and has consented to being named in this Proxy Statement and to serve, if elected. Each of the directors elected at the Annual Meeting will hold office until the 2020 annual meeting of stockholders or until the earlier of their resignation or their successors are duly elected and qualified. If any of the nominees become unable to accept nomination or election, the persons named in the proxy may vote for a substitute nominee selected by the Board of Directors. Our management, however, has no present reason to believe that any Class I nominee will be unable to serve as a director, if elected.

The Board of Directors recommends a vote “FOR” each director nominee

BOARD OF DIRECTORS

The following table sets forth certain information with respect to our directors and the director nominees as of the date of this Proxy Statement:

Name	Age	Position with EnerSys	Year First Became Director	Term as Director will Expire(1)
Arthur T. Katsaros	69	Non-Executive Chairman	2005	2018
Hwan-yoon F. Chung	43	Director	2006	2018
Howard I. Hoffen	53	Director	2004	2019
John F. Lehman	74	Director	2004	2017
Gen. Robert Magnus, USMC (Retired)	70	Director	2008	2018
Dennis S. Marlo	74	Director	2004	2017
David M. Shaffer	52	Director, President and Chief Executive Officer	2016	2019
Paul J. Tufano	63	Director	2015	2017

(1)	Directors’ terms of office are scheduled to expire at the annual meeting of stockholders to be held in the year indicated.

HWAN-YOON F. CHUNG	Age 43	Director since 2006
Sr. Vice President, Corporate Finance Hudson’s Bay Company
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit Other Public Boards: None		✓ Financial Acumen ✓ Private Equity ✓ Environmental

Biography: Mr. Chung has been a Director of EnerSys since February 2006. He is the Senior Vice President—Corporate Finance of Hudson’s Bay Company, a merchandise retailer with operations in Canada, the United States and Europe, whose shares are publicly traded on the Toronto Stock Exchange, since December 2015. From November 2012 through December 2015, he was Managing Director of Allied Resource Company, a privately-held investment company with interests in businesses that deploy proprietary industrial-scale technologies to recycle waste, reduce pollutants and other emissions. Prior thereto, Mr. Chung was a Principal of Metalmark Capital LLC since its inception in 2004. Prior to joining Metalmark, he was an Executive Director of Morgan Stanley Private Equity from 2002 to 2004, after having performed various roles in the private equity group since he joined Morgan Stanley in 1998.

Board Experience: Mr. Chung serves as a Director of Paralube, Inc., a leading recycler of used engine oil, with operations in Germany and the United States.

Skills and Qualifications: Mr. Chung received his Bachelor of Arts in Philosophy from the College of Arts and Sciences of the University of Pennsylvania, and his Bachelor of Science degree in Economics from the Wharton School of Business of the University of Pennsylvania. The financial acumen that Mr. Chung obtained through his private equity experiences were attributes important in qualifying him for service as a member of the Board of Directors.

HOWARD I. HOFFEN	Age 53	Director since 2004
Chairman, CEO and Managing Director, Metalmark Capital LLC
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Nominating & Corporate Governance Other Public Boards: Jones Energy Inc.		✓ Audit & Financial ✓ Risk Management ✓ Strategic Planning

Biography: Mr. Hoffen has been a Director of EnerSys since it became publically traded in July 2004. He is currently the Chairman, Chief Executive Officer, and a Managing Director of Metalmark Capital LLC. Mr. Hoffen was a founding member of Metalmark in 2004, and served as Chairman and Chief Executive Officer of Morgan Stanley Capital Partners from 2001 to 2004, after having performed various roles in the private equity group since he joined Morgan Stanley in 1985.

Board Experience: He serves as a Director of Pacific Coast Energy Holdings LLC, the general partner of Pacific Coast Oil Trust, whose trust units are listed on The New York Stock Exchange, and Jones Energy Inc., an independent oil and gas company whose shares are listed on The New York Stock Exchange. He is also a Director of several private companies and serves on the Board of Visitors of The Fu Foundation School of Engineering and Applied Sciences at Columbia University.

Skills and Qualifications: Mr. Hoffen received his Master of Business Administration degree from Harvard Business School and his Bachelor of Science degree from Columbia University. Through Mr. Hoffen’s experience in private equity and service on other corporate boards, he has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation and strategic planning. These attributes were significant in the decision to nominate him as a member of the Board of Directors and to serve as our Lead Director.

ARTHUR T. KATSAROS	Age 69	Director since 2005
Former Group Vice President - Development and Technology, Air Products and Chemicals Inc.
INDEPENDENT NON-EXECUTIVE CHAIRMAN		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: None Other Public Boards: None		✓ Senior Management Leadership ✓ International Business ✓ Global Manufacturing

Biography: Mr. Katsaros has been a Director of EnerSys since July 2005 and the Non-Executive Chairman of the Board of Directors since May 2016. Mr. Katsaros was most recently the Group Vice President—Development and Technology of Air Products and Chemicals, Inc. from 2002 and until his retirement in April 2007. From 1996 through 2002, he was Group Vice President of Engineered Systems and Operations of Air Products.

Board Experience: Mr. Katsaros serves as the Chairman of CDG Environmental, LLC, a manufacturer of supply systems for water treatment.

Skills and Qualifications: Mr. Katsaros received a Bachelor of Science degree in Chemical Engineering from Worcester Polytechnic Institute and a Master of Business Administration from Lehigh University. He also completed the Advanced Management Program at Harvard University’s Graduate School of Business. Mr. Katsaros’ experience qualifying him for service as a member of the Board of Directors includes over fifteen years’ experience in executive positions with a global manufacturer, in charge of international business and operations, such as manufacturing, engineering, information technology and research and development. His background, and his experience as a member of our Board, qualifies him to serve as Non-Executive Chairman of the Board of Directors.

JOHN F. LEHMAN	Age 74	Director since 2004
Founding Partner and Chairman, J.F. Lehman & Company
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Compensation (Chair) Other Public Boards: None		✓ Business & Government Experience ✓ Private Equity ✓ Senior Management Leadership

Biography: Mr. Lehman has been a Director of EnerSys since August 2004. Mr. Lehman is a founding partner of J.F. Lehman & Company, a private equity firm, and has been its Chairman since November 1990. Prior to founding J.F. Lehman & Company, Mr. Lehman was a Managing Director in Corporate Finance at PaineWebber Incorporated, served for six years as U.S. Secretary of the Navy, was a member of the National Security Council Staff, served as a delegate to the Mutual Balanced Force Reductions negotiations and was the Deputy Director of the Arms Control and Disarmament Agency.

Board Experience: Mr. Lehman served as a Director of Ball Corporation, a supplier of metal packaging to the beverage, food, personal care and household products industries which is listed on The New York Stock Exchange, from 1987 until 2015, and serves as a Director of Verisk Analytics, a private risk information provider. Mr. Lehman was a member of the National Commission on Terrorist Attacks upon the United States. He is also Chairman of the Princess Grace Foundation.

Skills and Qualifications: Mr. Lehman received his Bachelor of Science degree from St. Joseph’s University, his Bachelor of Arts and Master of Arts degrees from Cambridge University and a Doctorate from the University of Pennsylvania. Mr. Lehman’s business and government experience provide the Board of Directors with valuable insight into social, governmental and economic issues relevant to our business. This experience is important in qualifying him for service as a member of the Board of Directors.

GEN. ROBERT MAGNUS, USMC (RETIRED)	Age 70	Director since 2008
Retired Asst. Commandant of the United States Marine Corps
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit, Nominating & Corporate Governance (Chair) Other Public Boards: Elbit Systems of America		✓ Financial Acumen ✓ Business & Military Experience

Career Highlights: Gen. Magnus has been a Director of EnerSys since July 2008. Gen. Magnus served as the Assistant Commandant of the Marine Corps from 2005 to 2008. He retired from the Marine Corps in 2008 after over 38 years of distinguished service. Gen. Magnus’ operational assignments included Commander, Marine Corps Air Bases Western Area and Deputy Commander, Marine Forces Pacific. Gen. Magnus’ staff assignments included Chief, Logistics Readiness Center, Joint Staff; Executive Assistant to the Director of the Joint Staff; Head, Aviation Plans and Programs Branch; Assistant Deputy Chief of Staff for Aviation; Assistant Deputy Commandant for Plans, Policies, and Operations; and Deputy Commandant for Programs and Resources.

Board Experience: He is the Chairman of the Board of Directors of Elbit Systems of America, a provider of defense, homeland security, commercial aviation and medical products and solutions, as well as aircraft maintenance, repair and overhaul services. He previously served on the Board of Directors of Augusta Westland NA, a subsidiary of Italy’s Finmeccanica, a producer of advanced helicopters, and Fairway Group Holdings Corp, which is a provider of specialty grocery products and whose shares are listed on the NASDAQ Stock Market.

Skills and Qualifications: Gen. Magnus received his Bachelor of Arts degree in history from the University of Virginia and his Master in Business Administration degree from Strayer College. His formal military education included Naval Aviator Training, U.S. Marine Corps Command and Staff College, and the National War College. Gen. Magnus’ personal decorations included two Distinguished Service Medal awards, the Defense Superior Service Medal, Legion of Merit, and Navy Achievement Medal. Gen. Magnus’ extensive financial management experience and responsibilities for peacetime and wartime programs and budgets for the US Marine Corps qualifies him for service as a member of our Board of Directors.

DENNIS S. MARLO	Age 74	Director since 2004
Managing Director, Sanctuary Group LTD
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit, Compensation, and Nominating & Corporate Governance Other Public Boards: None		✓ Financial Expert ✓ Risk Management ✓ Strategic Planning

Career Highlights: Mr. Marlo has been a Director of EnerSys since August 2004. Mr. Marlo is Managing Director of Sanctuary Group LTD, a financial and executive advisory firm located in Malvern, Pennsylvania and Vero Beach, Florida. Mr. Marlo served as an Executive Vice President of Sovereign Bancorp, Inc. (now Santander Holdings USA, Inc.) from June 2004 through April 2009, and as Chief Risk Management Officer of Sovereign Bancorp, Inc. from April 2001 through June 2004. Mr. Marlo joined Sovereign in February 1998 as the President of the Pennsylvania Division of Sovereign Bank and was appointed Chief Financial Officer and Treasurer of Sovereign in May 1998, serving in that capacity through April 2001. Prior thereto, Mr. Marlo served as President and Chief Executive Officer of ML Bancorp Inc., a predecessor company of Sovereign Bancorp, Inc., and as a partner with KPMG, LLP.

Board Experience: Mr. Marlo served on the Board of Directors of the Federal Home Loan Bank of Pittsburgh, a government sponsored enterprise, from November 2002 through December 2013, serving as its Chairman from January 2010 through December 2011. He is also a member of the Board of Directors of the Lankenau Medical Center Foundation, a foundation supporting a non-profit medical center in Wynnewood, Pennsylvania, and is immediate past Chairman of the Board of Trustees at Harcum College in Bryn Mawr, Pennsylvania and currently continues to serve on the board of Trustees. Mr. Marlo is also a member of the Board of Directors of Main Line Health Real Estate, L.P., an entity which holds certain real estate of the Main Line Health System, and the United Way Foundation of Indian River County Inc., a nonprofit organization supporting philanthropy, voluntarism and grantmaking in Vero Beach, Florida.

Skills and Qualifications: Mr. Marlo completed the Graduate School of Community Bank Management at the University of Texas at Austin and received his Bachelor of Science degree in Accounting from La Salle University. He is a certified public accountant and a chartered global management accountant. Through Mr. Marlo’s extensive financial experience and other activities, he has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation and strategic planning. These experiences qualify him to serve as a Compensation Committee member, Audit Committee member, and financial expert.

DAVID M. SHAFFER	Age 52	Director since 2016
President & Chief Executive Officer, EnerSys
NON-INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: None Other Public Boards: None		✓ Global Leadership Experience ✓ Manufacturing ✓ Sales

Career Highlights: Mr. Shaffer has been a Director of EnerSys and has served as our President and Chief Executive Officer since April 2016. Prior thereto, he served as President and Chief Operating Officer since November 2014. From January 2013 through October 2014 he served as our President—EMEA. From 2008 to 2013, Mr. Shaffer was our President—Asia. Prior thereto he was responsible for our telecommunications sales in the Americas. Mr. Shaffer joined the Company in 2005 and has worked in various roles of increasing responsibility in the industry since 1989.

Board Experience: Mr. Shaffer is a director of several EnerSys subsidiaries and is presently not a member of any outside boards.

Skills and Qualifications: Mr. Shaffer received his Master of Business Administration degree from Marquette University and his Bachelor of Science degree in Mechanical Engineering from the University of Illinois. Mr. Shaffer’s educational background and broad range of leadership experience in various aspects of our business globally, are attributes that qualify him for service as a member of our Board of Directors.

PAUL J. TUFANO	Age 63	Director since 2015
President & Chief Executive Officer, Benchmark Electronics, Inc.
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit (Chair) and Compensation Other Public Boards: Benchmark Electronics, Inc. and Teradyne, Inc.		✓ Financial Expert ✓ Senior Leadership Experience ✓ Manufacturing

Career Highlights: Mr. Tufano has been a Director of EnerSys since April 2015. Mr. Tufano has been President and Chief Executive Officer of Benchmark Electronics, Inc., a global provider of electronics contract manufacturing services and integrated engineering design and test services which is publicly traded on the New York Stock Exchange, since September 2016 and a member of its board of directors since February 2016. Mr. Tufano served as Chief Financial Officer of the Alcatel-Lucent Group, a telecommunications company, which is listed on The New York Stock Exchange and the Paris Stock Exchange, from 2008 through 2013. In September 2012, in addition to his Chief Financial Officer responsibilities, he was named Chief Operating Officer. Before joining Alcatel-Lucent, Mr. Tufano served as Executive Vice President and Chief Financial Officer of Solectron Corporation, an electronics manufacturing company for original equipment manufacturers, from January 2006 to October 2007 and as Interim Chief Executive Officer from February 2007 to October 2007. Prior to joining Solectron, Mr. Tufano was President and Chief Executive Officer at Maxtor Corporation, a manufacturer of computer hard disks, from February 2003 to November 2004. Previously, he served as Executive Vice President and Chief Operating Officer from April 2001 and as Chief Financial Officer from July 1996 at Maxtor Corporation. From 1979 until he joined Maxtor Corporation in 1996, Mr. Tufano held management positions in finance and operations at International Business Machines Corporation (IBM), a technology and consulting company.

Board Experience: Mr. Tufano has been a member of the board of directors of Teradyne, Inc., a supplier of automation equipment for test and industrial application which is publicly traded on the New York Stock Exchange, since March 2005, and Benchmark Electronics, Inc., as discussed above.

Skills and Qualifications: Mr. Tufano holds a Bachelor of Science in Economics from St. John’s University and a Masters of Business Administration, Finance, Accounting and International Business from Columbia University. Mr. Tufano’s experience qualifying him for service as a member of the Board of Directors includes expertise garnered from service as a former senior executive, including Chief Financial Officer, of several public manufacturing companies involving complex technologies.

CORPORATE GOVERNANCE

Independence of Directors

Our Board of Directors determined that all directors, with the exception of Mr. Shaffer, are independent from EnerSys and our management under the listing standards of The New York Stock Exchange (“NYSE”). The Board considered the NYSE standards, the fact that there were no transactions or arrangements between the directors and EnerSys, other than the consideration for serving as a director, and all other relevant facts and circumstances in making these independence determinations and concluded that there were no material relationships between any of our directors and EnerSys.

There are no family relationships among our directors or executive officers.

Access to Corporate Governance Documents

Our corporate governance information and materials, including our Corporate Governance Guidelines, charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, and Code of Business Conduct and Ethics, are available on the Investors page of our website at www.enersys.com or at investor.enersys.com, and any stockholder may obtain printed copies of these documents by writing to Investor Relations at: EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, by e-mail at: investorrelations@enersys.com or by calling Investor Relations at (610) 236-4040. Information contained on the website is not incorporated by reference or otherwise considered part of this Proxy Statement.

Committees of our Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. The Board of Directors has determined that each committee member is independent under the NYSE listing standards. Our Board of Directors, from time to time, may establish other committees.

Audit Committee

As of December 5, 2016, Messrs. Chung, Marlo and Tufano (Chairperson), and Gen. Magnus serve as members of our Audit Committee. Prior thereto, from September 3, 2016, the Committee was comprised of Messrs. Chung and Tufano (Chairperson), and Gen. Magnus. From May 24, 2016 through September 3, 2016, Messrs. Chung, Muscari (Chairperson) and Tufano, and Gen. Magnus served as members of the Audit Committee. From November 1, 2013 through May 24, 2016, Messrs. Chung, Katsaros, Marlo (Chairperson), and Muscari and Gen. Magnus served as members of our Audit Committee. For fiscal year 2016, the Board of Directors appointed Mr. Marlo as the “audit committee financial expert,” as such term is defined in rules promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”). As of May 24, 2016, the Board of Directors appointed Mr. Muscari as the audit committee financial expert. As of September 3, 2016, Mr. Tufano was appointed as an “audit committee financial expert”, and upon his re-appointment to the Committee on December 5, 2016, Mr. Marlo was also appointed as an “audit committee financial expert.” The Board of Directors had determined that Messrs. Chung, Katsaros, Marlo, Muscari, and Tufano and Gen. Magnus are independent directors under the NYSE listing standards and the SEC rules and regulations applicable to audit committees and financially literate in accordance with the NYSE listing standards.

Our Audit Committee held a total of six meetings in the fiscal year ended March 31, 2017.

The Audit Committee is responsible for:

∎	appointing, compensating and overseeing our independent registered public accounting firm (“independent auditors”);

∎	overseeing management’s fulfillment of its responsibilities for financial reporting and internal control over financial reporting;

∎	overseeing the activities of our internal audit function;

∎	reviewing and discussing policies with respect to risk assessment and risk management; and

∎	reviewing, discussing and overseeing policies relating to our hedging, swaps and other derivative transactions.

For additional information, see “Audit Committee Report” herein and the Audit Committee Charter, which is available on the Investors page of our website at www.enersys.com or investor.enersys.com.

Compensation Committee

As of September 3, 2016, Messrs. Lehman (Chairperson), Marlo and Tufano serve as members of the Compensation Committee. Prior thereto, from May 24, 2016 through September 3, 2016, Messrs. Lehman (Chairperson), Marlo, Muscari and Tufano served as members of our Compensation Committee, and from May 21, 2015 through May 24, 2016, Messrs. Lehman (Chairperson), Muscari, and Tufano and Gen. Magnus served as members of our Compensation Committee.

The Compensation Committee is responsible for:

∎	reviewing and approving the compensation of our Chief Executive Officer (“CEO”) and the other named executive officers;

∎	reviewing and recommending to the Board the adoption of non-employee director compensation programs; and

∎	administering our equity plans and other certain incentive compensation plans.

More specifically, the Compensation Committee has sole authority to set the base salaries and approve equity-based and incentive-based compensation for our named executive officers. It engages its own independent compensation consultant, Frederic W. Cook & Co., Inc., to review the compensation levels of executives at our peer group companies and assess total compensation and make recommendations about changes in the compensation of our executives, including incentive and equity plan structure and performance goals. The consultant works with management on behalf of the Compensation Committee on matters under the Committee’s purview, but provides no services to management or the Company other than its work for the Committee. The Compensation Committee also considers recommendations from our CEO with respect to the base salary of our other named executive officers. The Compensation Committee utilizes a similar methodology, including advice from its consultant on compensation levels and structure, for recommending non-employee director compensation and meeting fees, which are subject to Board approval.

This Committee held a total of three meetings in the fiscal year ended March 31, 2017.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee (i) was, during fiscal year 2017, or had previously been an officer or employee of EnerSys or our subsidiaries nor (ii) had any direct or indirect material interest in a transaction of EnerSys or a business relationship with EnerSys, in each case that would require disclosure under the applicable rules of the SEC. No other interlocking relationship existed between any member of the Compensation Committee or an executive officer of EnerSys, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand, requiring disclosure pursuant to the applicable rules of the SEC.

Nominating and Corporate Governance Committee

As of May 24, 2016, Gen. Magnus (Chairperson) and Messrs. Hoffen, and Marlo serve as members of our Nominating and Corporate Governance Committee. From November 1, 2013 through May 24, 2016, Messrs. Hoffen, Katsaros (Chairperson), and Marlo, and Gen. Magnus served as members of our Nominating and Corporate Governance Committee.

The Committee held a total of three meetings in the fiscal year ended March 31, 2017.

The responsibilities of the Nominating and Corporate Governance Committee include the following:

∎	identifying, reviewing the qualifications of, and recruiting qualified candidates for board membership;

∎	reviewing the continuation of each director being considered for reelection;

∎	considering the contingent resignations of directors who do not receive a majority vote in connection with their respective election and recommend to the Board of Directors the action to be taken;

∎	making recommendations to the Board concerning the structure, composition and function of the board and its committees; and

∎	reviewing and assessing the adequacy of the Company’s corporate governance documents.

Process for Selection of Director Nominee Candidates

The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director of EnerSys are that a candidate demonstrate, by significant accomplishments in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of EnerSys and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. In addition, the Nominating and Corporate Governance Committee considers the following characteristics in reviewing director candidates:

∎	integrity and character;

∎	sound and independent judgment;

∎	breadth of experience;

∎	business acumen;

∎	leadership skills;

∎	scientific or technology expertise;

∎	familiarity with issues affecting global businesses in diverse industries; and

∎	diversity of backgrounds and experience.

In addition to these requirements, the Nominating and Corporate Governance Committee will also evaluate, in the context of the needs of the Board, whether the nominee’s skills are complementary to the existing Board members’ skills, and assess any material relationships with EnerSys or third parties that might adversely impact independence and objectivity, as well as such other criteria as the Nominating and Corporate Governance Committee determines to be relevant at the time. Except as described above, the Board and the Nominating and Corporate Governance Committee do not maintain a formal diversity policy, however, diversity is one of many factors considered in the nomination of our directors.

The Nominating and Corporate Governance Committee, Committee Chairperson and/or our Chief Executive Officer interview director nominee candidates that meet the criteria, and the Nominating and Corporate Governance Committee selects candidates that best suit the Board’s needs. We may from time to time hire an independent search firm to help identify and facilitate the screening and interview process of director candidates.

Stockholders may recommend qualified persons for consideration by the Nominating and Corporate Governance Committee. Stockholders making a recommendation must submit the same information as that required to be included by us in our Proxy Statement with respect to nominees of the Board of Directors. The stockholder recommendation should be submitted in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605, Attn: Joseph G. Lewis, Vice President, General Counsel, Chief Compliance Officer and Secretary.

The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder. The Nominating and Corporate Governance Committee will also review the performance as a director of any person already serving on the Board of Directors of EnerSys in determining whether to recommend that the Director be re-nominated.

Board Leadership Structure

For fiscal year 2017, the Board of Directors chose a leadership structure that separates the Chairman and Chief Executive Officer roles by appointing a Non-Executive Chairman of the Board and a non-management Lead Director (as described below), particularly in light of the transition to a new CEO.

The Board had created the position of Lead Director to strengthen Board oversight. The Lead Director must be a non-management director and must be deemed independent by the Board of Directors. The Lead Director works with the Non-Executive Chairman to approve Board agendas and schedules, advises on the quality, quantity and timeliness of information provided by management to the Board, and acts as a liaison between the independent directors and the Non-Executive Chairman of the Board. In the absence of the Non-Executive Chairman, the Lead Director also chairs executive sessions of the independent directors not attended by management. The Board has established procedures for determining which non-management director will serve as the Lead Director. The Lead Director is designated by the Board of Directors. Mr. Hoffen served as Lead Director for fiscal year 2017.

Given its current governance structure, the Board of Directors has determined that the optimal structure for the company at this time is to leave the role of Lead Director vacant.

The Board’s Role in Risk Oversight

The Board oversees various risks potentially affecting EnerSys both directly and indirectly through its committees. EnerSys has in place a risk management program that, among other things, is designed to identify risks across EnerSys with input from each business unit and function. Material risks are identified and prioritized by management and its risk committee that reports to the Audit Committee, and each prioritized risk is referred to the appropriate committee of the Board or the full Board for oversight. Members of the Board regularly review information regarding our credit, liquidity, market, legal, regulatory, compliance and operational (including technology and cybersecurity) risk, as well as the strategic and financial considerations associated with each. Also, the Compensation Committee periodically reviews the most important risks to EnerSys to ensure that compensation programs do not encourage excessive risk-taking. Senior members of management from across business units and programmatic and functional disciplines within EnerSys make up a risk committee, which meets at least quarterly to identify significant risks to us, coordinate information sharing and mitigation efforts for all types of risks, sometimes working with outside advisors. The risk committee reports its results to the Audit Committee periodically.

Charters of the Committees of the Board of Directors

The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each operate pursuant to a written charter adopted by the Board of Directors. Each Committee reviews its charter at least annually. Copies of the charters are available on the Investors page of our website at investor.enersys.com or in print upon request. See “Corporate Governance–Access to Corporate Governance Documents.”

Director Attendance at Board, Committee and Annual Meetings

Our Corporate Governance Guidelines provide that directors are expected to attend meetings of the Board and meetings of the committees on which they serve. During fiscal year 2017, the Board of Directors met a total of four (4) times. Each director attended at least 75% of the total number of meetings of the Board and its committees on which the director served during the fiscal year, based on the number of such meetings held during the period for which each person served as a director or on a committee, except for Howard I. Hoffen who attended 71% due to scheduling conflicts. It is our policy that directors are invited to the Annual Meeting but are not required to attend. Mr. Shaffer attended the 2016 annual meeting of stockholders.

Executive Sessions of Non-Management Directors

The Board has established a policy requiring non-management directors to meet in executive session periodically during the course of each year.

Communications with the Board of Directors

Stockholders and other interested parties, who desire to communicate directly with any member (or all members) of the Board, any Board committee or any chair of any such committee, should submit such communication in writing addressed to the “Non-Executive Chairman of the Board of Directors” or “Non-Management Directors,” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by email to the Non-Executive Chairman of the Board of Directors or Non-Management Directors by going to investor.enersys.com, under the link for Governance and Documents and Charters. Communications intended for the full Board of Directors may be submitted in the same manner.

Stockholders, employees and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with our Audit Committee in writing addressed to the “Audit Committee Chair” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by e-mailing the Audit Committee by going to investor.enersys.com, under the link for Governance and Documents and Charters.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that is applicable to our Chief Executive Officer, Chief Financial Officer and Controller, as well as our other officers, directors and employees. This Code is available on the Investors page of our website at www.enersys.com or investor.enersys.com or in print upon request. See “Corporate Governance–Access to Corporate Governance Documents.” Any amendment to, or waiver from, this Code for such officers will be disclosed on the Investors page of our website at www.enersys.com or investor.enersys.com.

DIRECTOR COMPENSATION

We believe that the amounts and form of compensation and the methods used to determine compensation of our non-employee directors are important in (i) attracting and retaining directors who are independent, interested, diligent and actively involved in overseeing EnerSys’ affairs and (ii) more substantially aligning the interests of our non-employee directors with the interests of our stockholders. We did not separately compensate Mr. Shaffer for his service on the Board during fiscal year 2017.

For fiscal year 2017, our Compensation Committee retained the services of Frederic W. Cook & Co., Inc., as an independent compensation consultant to the Compensation Committee, to provide competitive data and make recommendations on the compensation of our named executive officers as we describe beginning on page 28, as well as to assist the Compensation Committee in evaluating the compensation of our non-employee directors. The Compensation Committee considers this information and ultimately recommends any changes to the non-employee director compensation program to our Board for its approval. The Compensation Committee reviews the non-employee director compensation program annually.

Cash Compensation

The cash elements of the non-employee director compensation program for fiscal year 2017, which were recommended by the Compensation Committee and approved by the Board effective immediately following the 2016 annual meeting of stockholders, were as follows:

∎	Annual retainer—$70,000 per year

∎	In-person committee meetings—$1,500 each

∎	Telephonic committee meetings—$1,500 each

∎	Non-Executive Chairman—additional $150,000 per year

∎	Lead Director—additional $25,000 per year

∎	Audit Committee Chairperson—additional $15,000 per year

∎	Compensation Committee Chairperson—additional $15,000 per year

∎	Nominating and Corporate Governance Committee Chairperson—additional $10,000 per year

Also, during fiscal year 2017, the Board formed a special committee, given the executive management and board leadership changes, to meet with members of management and, among other things, provide input and, as applicable, propose changes to our policies, procedures and practices. The members of the committee were Messrs. Katsaros, Lehman and Muscari, who met 13 times and received the same per meeting fee payable for attendance at other committee meetings. The special committee concluded its work during fiscal year 2017.

In reviewing the non-employee director compensation program for fiscal year 2018, the Compensation Committee recommended, and the Board approved, effective immediately following this Annual Meeting, an increase to the annual retainer by $5,000, from $70,000 to $75,000. All other elements of the non-employee director cash compensation program were unchanged.

Equity Compensation

For fiscal year 2017, each non-employee director received an award of deferred stock units, with a fair market value on August 15, 2016, the date of the award, of $130,000. Deferred stock units are immediately vested on the date of grant, and are payable in shares of our common stock six months after termination of service as a director.

For fiscal year 2018, on May 24, 2017, based on a recommendation by the Compensation Committee, the Board approved a $5,000 increase in the annual deferred stock award, from a fair market value of $130,000 to $135,000 on the date of the award, to each non-employee director serving on the Board as of the date of the Annual Meeting. The number of shares subject to each award will be determined on August 14, 2017, which is the anticipated date of the grant, in accordance with our policy on granting equity awards which we describe beginning on page 36.

We make all equity awards to non-employee directors under our stockholder-approved equity incentive plans, which we describe on page 23. As required under their respective award agreements, we credit directors with any dividend equivalents attributable to such equity awards. All awards are granted in accordance with our policy on granting equity awards.

Director Deferred Compensation Plan

Under the EnerSys Voluntary Deferred Compensation Plan for Non-Employee Directors, which we refer to as the “Director Plan,” each non-employee director may defer receipt of all or a portion of any cash fees that are payable to the director for service on the Board.

Participants may elect to allocate the deferred fees (i) into an investment account, under which investment options are the same as those available to our employees under our 401(k) retirement plan or (ii) into a stock unit account, under which the director will be awarded stock units pursuant to our stockholder-approved equity compensation plan. If the director elects to allocate the deferred fees into the stock unit account, we will make an additional matching contribution in the amount of 20% of the deferred amount. Dividend equivalent units, if any, will be credited to each stock unit account. Each participant is 100% vested with respect to the amounts deferred to the stock unit deferral account. The matching contribution will be in the form of restricted stock units and will vest quarterly over one year from the date the units are credited to the account, except that participants will automatically become 100% vested in their matching contribution upon our change in control. All stock units are payable in shares of our common stock.

Under the Director Plan, our non-employee directors may also defer receipt of all or a portion of shares payable due to vesting of restricted stock units granted pursuant to the matching contribution discussed above. At a director’s election, the shares otherwise payable, together with any dividends thereon, are credited to a hypothetical bookkeeping account in the director’s name and will be paid to the director in a lump sum at the time specified in the election or, if earlier, upon our change in control or the director’s death.

The Director Plan is a nonqualified deferred compensation plan. As such, the rights of all participants to any deferred amounts represent our unsecured promise to pay and the deferred amounts remain subject to the claims of our creditors.

Stock Ownership Guidelines

We have implemented stock ownership guidelines under which we expect each non-employee director to beneficially own shares of our common stock with a value equal to five times the annual Board cash retainer, not including meeting or committee chair fees, paid to such director during the previous fiscal year. The Compensation Committee evaluates stock ownership on an annual basis. We expect each director to attain the investment level no later than five years from the date the director first becomes a non-employee director. Each non-employee director has achieved the investment level established by the stock ownership guidelines.

Hedging and Pledging Prohibition

We do not permit our non-employee directors to hedge their economic exposures to our common stock that they own by engaging in transactions involving puts, calls, or other derivative securities, zero-cost collars, forward sales contracts, or buying on margin or pledging shares as collateral for a loan.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL YEAR 2017

The table set forth below summarizes the compensation that we paid to our non-employee directors for the fiscal year ended March 31, 2017. None of our non-employee directors received option awards, non-equity incentive plan compensation, pension, nonqualified deferred compensation, or any other compensation for the fiscal year ended March 31, 2017.

Name	Fees Earned Paid in Cash		Stock Awards(1)(2)	Total
Hwan-yoon F. Chung	$75,878		$130,000	$205,878
Howard I. Hoffen	$96,378		$130,000	$226,378
Arthur T. Katsaros	$221,196	(3)	$174,315	$395,511
John F. Lehman	$107,378	(3)	$151,546	$258,924
Gen. Robert Magnus, USMC (Retired)	$91,894		$130,000	$221,894
Dennis S. Marlo	$85,978	(3)	$138,128	$224,106
Joseph C. Muscari	$57,653		$130,000	$187,653
Paul J. Tufano	$83,711	(3)	$146,717	$230,428

(1)	On March 31, 2017, Messrs. Katsaros, Lehman, Marlo, and Tufano each held unvested stock units earned during fiscal year 2017, including accumulated dividend equivalents with respect to such units, under the Director Plan.

Name	Unvested Stock Units Under the Director Plan
Arthur T. Katsaros	543
John F. Lehman	262
Dennis S. Marlo	102
Paul J. Tufano	207

(2)	We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the deferred stock units that we awarded to each non-employee director in fiscal year 2017 as we describe above. Assumptions used in the calculation of these amounts are included in the footnotes to our audited financial statements for the fiscal year ended March 31, 2017, included in our Annual Report on Form 10-K, which we filed on May 30, 2017.

(3)	Messrs. Katsaros, Lehman, Marlo, and Tufano each deferred all or a portion of these amounts into a stock unit deferral account, pursuant to the terms of the Director Plan. They received matching contributions, subject to dividend equivalents, with respect to such stock units. Under the terms of the Director Plan, the restricted stock units comprising the matching contribution vest quarterly over one year from the date of the deferral. All stock units are payable in shares of our common stock.

Name	Underlying Stock Units Added to Director Plan	Matching Contribution Added to Director Plan
Arthur T. Katsaros	3,084	618
John F. Lehman	1,525	306
Dennis S. Marlo	577	114
Paul J. Tufano	1,167	233

Proposal No. 2	Approve, Ratify and Adopt the 2017 Equity Incentive Plan

The Board of Directors has adopted the 2017 Equity Incentive Plan, which we refer to as the 2017 EIP, and recommends it for stockholder approval. The Board believes it to be in the best interest of the Company to adopt the 2017 EIP to align our employees’ and non-employee directors’ interests in our success with the long-term interests of our stockholders. We are seeking your approval so that we may use the 2017 EIP to grant several types of equity and compensation awards including incentive stock options (options that enjoy favorable tax treatment under Sections 421 and 422 of the Internal Revenue Code of 1986, as amended (the “Code”)), non-qualified stock options, restricted stock, restricted stock units, performance shares, stock appreciation rights (“SARs”), bonus shares, other stock-based awards, as well as performance compensation awards. The 2017 EIP will also enhance our ability to grant awards that qualify for the performance-based exemption to the federal income tax deduction limits that otherwise apply to us under Code Section 162(m) (“Section 162(m)”). Subject to stockholder approval of the 2017 EIP, and upon its effective date, no additional awards will be made from the EnerSys Second Amended and Restated 2010 Equity Incentive Plan (the “2010 Plan”). All other prior equity incentive plans have expired by their terms. We refer to the 2010 Plan, the EnerSys Amended and Restated 2006 Equity Incentive Plan, and the EnerSys 2004 Equity Incentive Plan collectively herein as our “Prior Plans.”

As of the effective date of the 2017 EIP, a total of 4,173,554 shares will be authorized for awards granted under the 2017 EIP, less one share for every one share that was subject to an option or SAR granted after March 31, 2017 and prior to the effective date under any Prior Plan and 2.74 shares for every one share that was subject to an award other than an option or SAR granted after March 31, 2017 and prior to the effective date under any Prior Plan. The total of 4,173,554 shares that would be available for grant under the 2017 EIP (our proposed new total share authorization) includes the 1,318,176 shares that were available for grant under the 2010 Plan as of March 31, 2017 assuming market share units (MSUs) and performance share units (PSUs) are paid out at target performance, plus our proposal for 2,855,378 new shares. EnerSys believes the 2017 EIP, including the maximum number of shares available for awards under it, is necessary to ensure that we have adequate capacity to continue to attract and retain talented employees and non-employee directors. We believe that this number represents a reasonable amount of potential equity dilution and allows the Company to continue to award equity incentives, which are an important component of our overall compensation program.

As of March 31, 2017, approximately 9,400 employees, no consultants, and seven non-employee directors would have been eligible to participate in the 2017 EIP had it been effective.

Section 162(m)

The 2017 EIP Plan has been structured in a manner such that awards granted under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m). However, there can be no guarantee that amounts payable under the 2017 EIP will be treated as qualified “performance-based” compensation under Section 162(m). In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the Company’s chief executive officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to, and approved by, the Company’s stockholders every five years. For purposes of Section 162(m), the material terms include (i) the individuals eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based, and (iii) the maximum amount of compensation that can be paid to an individual under the performance goal. With respect to the various types of awards under the 2017 EIP, each of these aspects is discussed below, and stockholder approval of the 2017 EIP will be deemed to constitute approval of each of these aspects of the Plan for purposes of the approval requirements of Section 162(m).

Share Usage and Key Data

Number of shares that will be authorized for future grant after stockholder approval of the 2017 EIP (1)	4,173,554
Number of shares relating to outstanding stock options at 3/31/17	451,688
Number of shares outstanding at 3/31/17 relating to full-value awards (restricted stock units and target MSUs / PSUs) (2)	1,049,416
Weighted average remaining term of outstanding options at 3/31/17	8.397 years
Weighted average exercise price of outstanding options at 3/31/17	$62.29

(1)    Grants of stock-based awards other than options or SARs will count against the authorization as 2.74 shares. The authorization will also be reduced by the number of shares granted between March 31, 2017 under the Prior Plans and the date of stockholder approval at the fungible ratio.

(2)    For MSUs/PSUs, assumes target achievement of performance-related conditions for all outstanding awards.

A company’s burn rate is equal to the total number of equity awards the company granted in a fiscal year divided by the weighted average common shares outstanding for that year. Our three-year average burn rate, at the time the Board of Directors approved the 2017 EIP, was approximately 1.1%, as further outlined in the table below. We manage our long-term stockholder dilution by limiting the number of equity incentive awards granted annually. We carefully monitor our annual burn rate, dilution, and equity expense to ensure that we maximize stockholders’ value by granting only the appropriate number of equity incentive awards necessary to attract, reward, and retain employees, directors and consultants.

Year	Stock Options Granted	RSUs Granted	MSUs/PSUs Granted at Target (1)	Total Granted	Weighted Average Common Shares Outstanding	Burn Rate
2017	242,068	264,305	83,720	590,093	43,389,333	1.4%
2016	127,966	149,822	212,635	490,423	44,276,713	1.1%
2015	76,512	136,527	152,300	365,339	45,606,317	0.8%
3-Year Average	148,849	183,551	149,552	481,952	44,424,121	1.1%

(1)	The number of MSUs/PSUs earned in 2015, 2016, and 2017, were 384,448 shares, 536,490 shares, and 232,947 shares, respectively.

Key Features of the Plan

The 2017 EIP has a number of special terms and limitations that are supportive of sound corporate governance practices, including:

∎

Stock Options and Stock Appreciation Rights Granted At No Less Than Fair Market Value. The exercise price for stock options and SARs granted under the 2017 EIP must equal or exceed the underlying stock’s fair market value as of the grant date, subject to a limited exception for awards that are assumed or substituted in corporate transactions;

∎	Prohibition on Repricing. The 2017 EIP expressly states that stock options and SARs may not be “repriced” without stockholder approval;

∎	Clawback. Awards made under the 2017 EIP are subject to the Company’s clawback policy;

∎

Fungible Ratio. The 2017 EIP utilizes a “fungible ratio” where any stock awards other than stock options and SARs reduce the number of shares available for issuance by 2.74 times the number of shares subject to such award;

∎

Minimum Vesting Provision. Vesting of equity-based awards under the 2017 EIP will be contingent upon the completion of a service period of at least one year with respect to the award (subject to an exception for up to five percent of the available share reserve as further described in the 2017 EIP);

∎

Prohibition on Liberal Recycling. Shares tendered by a participant or withheld by the Company in payment of the purchase price of a stock option or to satisfy any tax withholding obligation with respect to any option or SAR do not become available for issuance as future awards under the 2017 EIP;

∎

Prohibition on Paying Dividends or Dividend Equivalents on Unvested Awards. Dividends or dividend equivalents credited or payable in connection with an award under the 2017 EIP that is not yet vested will be subject to the same restrictions and risk of forfeiture as the underlying award and will not be paid until the underlying award vests;

∎

Limit on Non-Employee Director Compensation. The aggregate grant date fair value of shares subject to awards granted under the 2017 EIP, together with any cash compensation earned and paid or payable, during any calendar year to any one non-employee director will not exceed $600,000;

∎

No Automatic Single Trigger Equity Acceleration. Upon our change in control of the Company, awards may be assumed or substituted for by the successor, and generally would continue with a “double trigger” which requires a qualifying termination of employment in order to accelerate; and

∎	No Change in Control/280G Tax Gross-Ups. EnerSys does not provide its employees with tax gross-ups on change in control benefits.

∎	Mandatory Holding Period After Vesting on PSUs. Shares earned under the performance share units are subject to an additional one-year holding period after vesting.

2017 EIP Description

The following is a summary of the material terms of our 2017 EIP. This description is not complete. For more information, we refer you to the full text of the 2017 EIP, which is attached as Appendix A. The 2017 EIP will be effective upon stockholder approval at this meeting.

Available Shares. The 2017 EIP authorizes the grant of incentive stock options, “non-qualified” (for purposes of the Code) stock options, SARs (including tandem SARs), restricted stock, restricted stock units, performance shares, other stock-based awards as well as performance compensation awards to our employees, non-employee directors and those of our subsidiaries.

As of the effective date of the 2017 EIP, and subject to certain equitable adjustments as described below, the maximum aggregate number of shares of common stock that may be issued in connection with awards granted under the plan is 4,173,554 shares, less one share for every one share that was subject to an option or SAR granted after March 31, 2017 and prior to the effective date under any Prior Plan and 2.74 shares for every one share that was subject to an award other than an option or SAR granted after March 31, 2017 and prior to the effective date under any Prior Plan. Any shares that are subject to options or SARs will be counted against this limit as one share for every one share granted, and any shares that are subject to awards other than options or SARs will be counted against this limit as 2.74 shares for every one share granted. No more than the maximum aggregate number of shares that may be used under the 2017 EIP, as stated above, may be granted as incentive stock options. Upon the effective date, no further awards may be made from the Prior Plans.

The number of shares issued or reserved pursuant to the 2017 EIP, or pursuant to outstanding awards, is subject to adjustment as a result of mergers, consolidations, reorganizations, stock splits, stock dividends, and other dilutive changes in our common stock.

Shares subject to any awards (or awards granted under any Prior Plan) that expire without being exercised or that are forfeited or settled in cash will again be available for future grants of awards under the 2017 EIP. Shares subject to awards (under the 2017 EIP or any Prior Plan) that have been tendered by a participant or retained by us in payment or satisfaction of the exercise price and any applicable tax withholding obligation of an option or SAR will not be added back to the share limit described above and will not be available for future grant. Shares subject to awards that have been retained by the Company or tendered by a participant in payment or satisfaction of tax withholding obligations of an award other than an option or SAR will be added back to the overall share limit and will be available for future awards under the Plan.

Shares of common stock awards made under the 2017 EIP in substitution or exchange for awards granted by a company acquired by us or an affiliate, or with which we or an affiliate combine (“Substitute Awards”), do not reduce the maximum number of shares that are available for awards under the 2017 EIP. In addition, if a company acquired by us or an affiliate, or with which we or an affiliate combine, has shares remaining available under a pre-existing plan approved by its stockholders, the available shares (adjusted to reflect the exchange or valuation ratio in the acquisition or combination) may be used for awards under the 2017 EIP and will not reduce the maximum number of shares of common stock that are available for awards under the 2017 EIP; provided, however that awards using such available shares will not be made after the date awards or grants could have been made under the pre-existing plan, absent the acquisition or combination, and will only be made to individuals who were not our employees or directors prior to the acquisition or combination.

The closing price of our common stock on the New York Stock Exchange was $75.26 on June 1, 2017.

Individual Award Limitations. Subject to certain equitable adjustments as provided in the plan, no participant may be granted (i) options or stock appreciation rights during any calendar year with respect to more than 300,000 shares and (ii) awards other than options or stock appreciation rights during any calendar year that are intended to comply with the performance-based exception under Section 162(m) and are denominated in shares under which more than 150,000 shares may be earned for each 12 months in the vesting period or performance period. During any calendar year no participant may be granted awards that are intended to comply with the performance-based exception under Section 162(m) and are denominated in cash under which more than $5,000,000 may be earned for each 12 months in the performance period. Each of these limitations will be multiplied by two with respect to awards granted to a participant during the first 12 months following the date on which the participant commenced employment with the Company and its subsidiaries. If an award is cancelled, the cancelled award will continue to be counted toward the applicable limitation described above.

Notwithstanding any other provision of the 2017 EIP to the contrary, the aggregate grant date fair value of shares (computed as of the date of grant in accordance with applicable financial accounting rules) subject to awards granted under the 2017 EIP, together with any cash compensation earned and paid or payable, for services rendered during any calendar year to any one non-employee director will not exceed $600,000. For the avoidance of doubt, any compensation that is deferred will be counted towards the foregoing limit for the year in which the compensation is earned (and not counted in the year it is paid/settled), and no interest or other earnings on such compensation will count towards the limit.

Administration of the 2017 EIP. Our Compensation Committee administers the 2017 EIP. The Compensation Committee has the sole discretion to determine the employees and directors to whom awards may be granted under the 2017 EIP, the manner in which such awards will vest, and other conditions applicable to such awards. Awards may be granted by the Compensation Committee to employees and non-employee directors in such numbers and at such times during the term of the 2017 EIP as the Compensation Committee will determine, and in accordance with the Policy of Granting Equity Awards described on page 36. The Compensation Committee is authorized to interpret the 2017 EIP, to establish, amend and rescind any rules and regulations relating to the 2017 EIP and to make any other determinations that it deems necessary or desirable for the administration of the 2017 EIP (including determining the terms and conditions of all awards, any vesting schedules, and any waivers or acceleration thereof). The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the 2017 EIP in a manner and to the extent the Compensation Committee deems necessary and desirable. In addition, benefits under the 2017 EIP will depend on a number of factors, including the fair market value of our common stock on future dates and the exercise decisions made by the participants. Notwithstanding the foregoing, any action or determination by the Compensation Committee specifically affecting or relating to an award to a non-employee director will require the prior approval of the Board of Directors.

To the extent not inconsistent with applicable law, including Section 162(m) to the extent applicable, or the rules and regulations of the principal U.S. national securities exchange on which the shares are traded, the Compensation Committee may (i) delegate to a committee of one or more directors of the Company any of the authority of the Committee under the 2017 EIP, including the right to grant, cancel or suspend awards and (ii) authorize one or more executive officers to do one or more of the following with respect to employees who are not directors or executive officers of the Company (A) designate employees to be recipients of awards, (B) determine the number of shares subject to such awards to be received by such employees and (C) cancel or suspend awards to such employees, in each case subject to certain limitations as set forth in the 2017 EIP.

Options. The exercise price of options is determined in accordance with our Policy on Granting Equity Awards more fully described on page 36 of this proxy statement, and other terms for each option and whether the options are non-qualified stock options or incentive stock options. The option price for shares purchased under an option will not be less than the fair market value of the common stock as of the date of grant, except in the case of substitute awards issued by the Company in connection with an acquisition or other corporate transaction. An option may not have a term in excess of ten years.

The Compensation committee may grant Incentive stock options only to employees and are subject to certain other restrictions as described in the 2017 EIP. To the extent an option intended to be an incentive stock option does not so qualify, it will be treated as a non-qualified option. An option holder may exercise an option by initiating a transaction through the selected brokerage firm and payment of the exercise price in a form acceptable to the Compensation Committee, which may include: by cash, check or wire transfer; by the surrender of a number of shares of common stock already owned by the option holder with a fair market value equal to the exercise price; to the extent permitted by law, through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and to deliver to us an amount out of the proceeds of the sale equal to the aggregate exercise price for the shares being purchased or other cashless exercise procedures as defined in the 2017 EIP; or another method approved by the Compensation Committee.

Stock Appreciation Rights. The Compensation Committee may grant SARs independent of or in connection with the grant of an option. The exercise price per share of an SAR will be in accordance with our Policy on Granting Equity Awards, and will not be less than the fair market value of the common stock as of the date of grant, except in the case of substitute awards. SARS may not have a term in excess of ten years. The Compensation Committee will determine the other terms applicable to SARs. Generally, each SAR will entitle a participant upon exercise to an amount equal to:

•	the excess of the fair market value on the exercise date of one share of common stock over the exercise price, times

•	the number of shares of common stock covered by the SAR.

Payment will be made in common stock or in cash, or partly in common stock and partly in cash, all as will be determined by the Compensation Committee.

Restricted Stock and Restricted Stock Units. The Compensation Committee may award restricted common stock and restricted stock units. Restricted stock awards consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions and/or performance criteria are not satisfied. A stock unit is an award that is valued by reference to a share (or multiple or partial shares), which value may be paid to the participant in shares or cash as determined by the Compensation Committee in its sole discretion upon the satisfaction of vesting restrictions, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Compensation Committee may deem appropriate. The Compensation Committee will determine the restrictions and conditions applicable to each award of restricted stock or restricted stock units. As further described in the Compensation Discussion and Analysis section of this proxy statement, shares earned under the performance share units granted to our named executive officers are subject to an additional one-year holding period after vesting.

Other Stock-Based Awards. The Compensation Committee may grant awards of rights to purchase stock, bonus shares, phantom stock units, performance shares, and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of our common stock. These awards will be subject to terms and conditions established by the Compensation Committee.

Performance Compensation. The Compensation Committee may grant awards in the form of a cash bonus and designate such award as subject to the satisfaction of performance criteria (as described below).

Qualifying Performance-Based Compensation Awards; Performance Criteria. Awards made pursuant to the 2017 EIP may be made subject to the attainment of performance goals relating to one or more business criteria. For purposes of the 2017 EIP, such business criteria means any one or more of the following performance criteria, either individually, alternatively, or in any combination: (a) cash flow; (b) earnings (including, without limitation, gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization, and net earnings); (c) earnings per share; (d) growth in earnings or earnings per share; (e) stock price; (f) return on equity or average stockholders’ equity; (g) total stockholder return; (h) return on capital; (i) return on assets or net assets; (j) return on investment; (k) sales, growth in sales or return on sales; (l) income or net income; (m) operating income or net operating income; (n) operating profit or net operating profit; (o) operating margin; (p) return on operating revenue; (q) economic profit, (r) market share; (s) overhead or other expense reduction; (t) growth in stockholder value relative to various indices, including, without limitation, the S&P 500 Index or the Russell 2000 Index, (u) strategic plan development and implementation, (v) net debt, and (w) working capital (including components thereof) (collectively, the “Qualifying Performance Criteria”). To the extent required by or consistent with Section 162(m), the Compensation Committee may provide for the exclusion of the impact of an event or occurrence which the Compensation Committee determines should appropriately be excluded, including: (i) asset write-downs or write-ups; (ii) litigation, claims, judgments or settlements; (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (iv) accruals for reorganization and restructuring programs; (v) any extraordinary, unusual, infrequently occurring or non- recurring event, under applicable accounting provisions or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year; and (vi) any other events as the Compensation Committee deems appropriate, if such adjustment is timely approved in connection with the establishment of Qualifying Performance Criteria. Such performance goals (and any exclusions) will be set by the Compensation Committee prior to the earlier of 90 days after the commencement of the applicable performance period and the expiration of 25% of the performance period.

Any Qualifying Performance Criteria may be used to measure the performance of the Company as a whole or with respect to any business unit, subsidiary or business segment of the Company, either individually, alternatively or in any combination, and may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous period results or to a designated comparison group, in each case as specified by the Compensation Committee in the award. Any performance goals that are financial metrics, may be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP or under IASB Principles. To the extent required by Section 162(m), prior to the payment of any compensation under an award intended to qualify as “performance-based compensation” under Section 162(m), the Compensation Committee will certify the extent to which any such Qualifying Performance Criteria and any other material terms under such award have been satisfied (other than in cases where such relate solely to the increase in the value of the common stock). To the extent Section 162(m) is applicable, the Compensation Committee may not in any event increase the amount of compensation payable to a participant subject to Section 162(m) upon the satisfaction of any Qualifying Performance Criteria.

Restrictions on Transferability. No award under the 2017 EIP may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of (or made the subject of any derivative transaction) to or with any third party other than a Permitted Transferee. For purposes of the 2017 EIP, a “Permitted Transferee” means:

•

with respect to outstanding shares of common stock held by any participant, (i) the participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) a trust for the benefit of one or more of the participant or the persons referred to in clause (i), or (iii) a partnership, limited liability company or corporation in which the participant or the persons referred to in clause (i) are the only partners, members or stockholders, and

•

with respect to awards, or any other share of common stock issued as or pursuant to any award, held by any participant, any person to whom such awards or other shares are transferred by will or the laws of descent and distribution or the Company.

No Dividends or Dividend Equivalents Paid on Unvested Awards. Subject to the provisions of the 2017 EIP and any award agreement, the recipient of an award other than an option or SAR may, if so determined by the Compensation Committee, be entitled to receive, currently or on a deferred basis, amounts equivalent to cash, stock or other property dividends on shares (“Dividend Equivalents”) with respect to the number of shares covered by the award, as determined by the Compensation Committee, in its sole discretion. The Committee may provide that the Dividend Equivalents (if any) will be deemed to have been reinvested in additional shares or otherwise reinvested. Notwithstanding the foregoing, dividends and/or Dividend Equivalents will be subject to restrictions and risk of forfeiture to the same extent as the underlying award and will not be paid until and unless the underlying award vests.

Minimum Vesting Requirement. Notwithstanding any other provision of the 2017 EIP to the contrary, vesting of equity-based awards will be contingent upon the completion of a service period of at least one year with respect to the award; provided, that, the Compensation Committee may grant equity-based awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent of the available share reserve authorized for issuance under the 2017 EIP (subject to certain equitable adjustments as described in the plan).

Prohibition on Repricing. Other than pursuant to certain equitable adjustments as described in the 2017 EIP, the Compensation Committee will not without the approval of the Company’s stockholders lower the option price per share of an option (or base price of an SAR) after it is granted, cancel an option or SAR when the exercise price per share exceeds the fair market value of one share in exchange for cash or another award (other than in connection with a change in control), or take any other action with respect to an option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares are listed.

Recoupment. By accepting an award under the 2017 EIP, a participant acknowledges that the award (and any shares subject to such award) is subject to the terms and conditions of the Company’s clawback/recoupment policy, as it may be amended from time to time, as described in the Compensation, Discussion & Analysis section of this proxy statement. Further, this provision also applies to any policy adopted by any exchange on which the securities of the Company are listed pursuant to Section 10D of the 1934 Act. To the extent any such policy requires the repayment of incentive-based compensation received by a participant, whether paid pursuant to an award granted under the 2017 EIP or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, by accepting an award under the 2017 EIP, the participant agrees to the repayment of such amounts to the extent required by such policy and applicable law.

Foreign Employees and Consultants. Awards may be granted to participants who are foreign nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to awards to employees or consultants providing services in the United States as may, in the judgment of the Compensation Committee, be necessary or desirable in order to recognize differences in local law or tax policy.

Change in Control. Unless otherwise provided by the Compensation Committee either by the terms of an award agreement or by resolution adopted prior to the occurrence of a “Change in Control” (as defined in the 2017 EIP):

•

in the event of a Change in Control, upon and subject to the consummation of such Change in Control, all awards will be assumed and continued or an equivalent award substituted by the Company’s successor or a parent or subsidiary of such successor (and performance-based awards will be subject to the terms of the individual award agreement); and

¡

in the event a participant terminates employment for “Good Reason,” or is terminated by the Company without “Cause” (each such term as defined in the 2017 EIP), on or within two years after a Change in Control described above, then awards not previously vested will immediately become vested; or

•

in the event of a Change in Control where the successor (or parent or subsidiary thereof) does not assume, continue or substitute the outstanding awards, then subject to the consummation of the Change in Control, all awards will accelerate and vest in full (with performance-based awards subject to the terms of the individual award agreements), and, if applicable, awards will be cancelled in exchange for a cash payment based on the fair market value of the shares of Company common stock subject to the award, less any option price, which amount may be zero if applicable.

Term of the 2017 EIP; Amendment and Termination. The 2017 EIP will be effective upon stockholder approval at this meeting and will terminate on the 10th anniversary of such effective date, unless sooner terminated (except that no incentive stock option may be granted after the 10th anniversary of the date the Board approves the 2017 EIP). The Board may amend, alter or discontinue the 2017 EIP in any respect at any time, but no amendment may diminish any of the rights of a participant under any awards previously granted. In addition, stockholder approval is required for any amendment that would change the class of individuals eligible to participate, increase the maximum number of shares available for awards, reduce the price at which options may be granted, reduce the exercise price of any outstanding option, permit any options or SARs to be repriced, or extend the term of the 2017 EIP.

New Plan Benefits

Because awards under the 2017 EIP are discretionary, benefits or amounts that will hereinafter be received by or allocated to our chief executive officer, the named executive officers, all current executive officers as a group, the non-employee directors as a group, and all employees who are not executive officers, are not presently determinable. We have not made any awards under the 2017 EIP that are contingent upon obtaining stockholder approval of the 2017 EIP.

Federal Income Tax Consequences of Awards

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options and other stock-based awards under the 2017 EIP under the law as in effect on the date hereof. The summary does not purport to cover all federal employment tax or other federal tax consequences that may be associated with the 2017 EIP, nor does it cover state, local, or non-U.S. taxes.

When a non-qualified stock option is granted, no income will be recognized by the option holder. When a non-qualified stock option is exercised, in general, the option holder will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the underlying common stock on the date of exercise over the exercise price multiplied by the number of shares of common stock equal to the amount of compensation income recognized by the option holder for our taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

A participant is not taxed on the grant or exercise of an incentive stock option (an “ISO”). The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an option holder holds the shares acquired upon exercise of an ISO for at least two years following the option grant date and at least one year following exercise, the option holder’s gain, if any, upon a subsequent disposition of such shares is long term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the option holder’s basis in the shares, which generally equals the exercise price. If an option holder disposes of stock acquired pursuant to exercise of an ISO before satisfying the one and two-year holding periods described above, the option holder will recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income will be the lesser of (i) the amount realized on disposition less the option holder’s adjusted basis in the stock, usually the exercise price, or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. The balance of the consideration received on such a disposition will be long-term capital gain if the stock had been held for at least one year following exercise of the ISO and otherwise will be short-term capital gain. We are not entitled to an income tax deduction on the grant or exercise of an ISO or on the option holder’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, we will be entitled to a deduction in the year the option holder disposes of the shares in an amount equal to the ordinary income recognized by the option holder.

When a stock appreciation right is granted, no income will be recognized by the participant. When a stock appreciation right is exercised, in general, the participant will recognize ordinary compensation income equal to the cash and/or the fair market value of the shares received upon exercise. We generally are entitled to a deduction equal to the compensation income recognized by the participant.

Generally, when a restricted stock unit or a share of restricted stock is granted, no income will be recognized by the participant. Upon the payment to the participant of common shares in respect of restricted share units or the release of restrictions on restricted stock, the participant generally recognizes ordinary compensation income equal to the fair market value of the shares as of the date of delivery or release. We generally are entitled to a deduction equal to the compensation income recognized by the participant.

Generally, when performance compensation is granted, no income will be recognized by the participant. Upon the payment to the participant of cash in respect to the performance compensation, the participant generally recognizes ordinary compensation income equal amount of the payment. We generally are entitled to a deduction equal to the compensation income recognized by the participant.

A participant may be required to pay to us or make arrangements satisfactory to us to satisfy all federal, state and other withholding tax requirements related to awards under the 2017 EIP.

The Board of Directors recommends a vote “FOR” the 2017 Equity Incentive Plan

Equity Compensation Plan Information

The following table sets forth information as of March 31, 2017, regarding all of our existing compensation plans pursuant to which equity securities are authorized for issuance to employees and non-employee directors.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,995,726	(1)	$62.36	(2)	823,554
Equity compensation plans not approved by security holders	—		$—		—
Total	1,995,726		$62.36		823,554

(1)	The number of shares in this column also includes outstanding full value awards, and assumes a 200% payout of market share units and performance share units. Assuming a target payout of market share units and performance share units, the number of securities to be issued upon exercise of outstanding options, warrants and rights (including all outstanding full value awards) is 1,501,104.
(2)	Awards of restricted stock units, market share units, performance market share units and deferred stock units and stock units held in both the EnerSys Voluntary Deferred Compensation Plan for Non-Employee Directors and the EnerSys Voluntary Deferred Compensation Plan for Executives were not included in calculating the weighted-average exercise price as they will be settled in shares of common stock for no consideration.

Proposal No. 3	Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors of EnerSys has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the appointment.

Ernst & Young LLP conducted the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ended March 31, 2017. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from stockholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP

AUDIT COMMITTEE REPORT

Background

The members of the Audit Committee are currently Directors Paul J. Tufano (Chairperson), Hwan-yoon F. Chung, Gen. Robert Magnus, and Dennis S. Marlo. For additional information relating to the members and responsibilities of the Audit Committee, see “Corporate Governance–Committees of our Board of Directors–Audit Committee.”

Responsibility

Management is responsible for the preparation of financial statements and the integrity of the reporting process, including the system of internal and disclosure controls.

The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States and to express an opinion on the audit of internal control over financial reporting.

The primary responsibilities of the Audit Committee are to select, engage, and compensate our independent auditors and to oversee the financial reporting process on behalf of the Board. It is not the duty of the Audit Committee to prepare financial statements and related disclosures. It is also not the duty of the Audit Committee to plan or conduct audits, or to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles in the United States.

Process and Recommendation

In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2017, with our management and independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles as applied in our financial reports, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with management to discuss disclosure controls and procedures and internal control over financial reporting. The Audit Committee also meets with the internal and independent auditors, with and without our management present, to discuss the results of their examinations and overall quality of our financial reporting. The Audit Committee also reviewed with our CEO and CFO their certification relating to their evaluation of our disclosure controls, the completeness and accuracy of the financial statements and other financial information contained in the Form 10-K, and the process followed by the CEO and CFO to assure the truthfulness of such certificate.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, the matters required to be discussed by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 1301, Communications with Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent auditor the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditor’s independence.

The Audit Committee also reviewed and discussed together with management and the independent auditor the Company’s audited consolidated financial statements for the fiscal year ended March 31, 2017, and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s audit of internal control over financial reporting.

Based on the process referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

Fees of Independent Auditors

The following table sets forth the aggregate fees for the fiscal years ended March 31, 2017, and March 31, 2016, incurred for services provided by our independent registered public accounting firm, Ernst & Young LLP.

	Year Ended
Description of Fees	March 31, 2017	March 31, 2016
Audit Fees, including fees associated with the annual audit of EnerSys and statutory audits required internationally, the reviews of EnerSys’ quarterly reports on Form 10-Q, services provided in connection with the requirements of the Sarbanes-Oxley Act of 2002, and comfort letters	$3,403,000	$3,570,000
Audit-Related Fees, including fees associated with target mergers and acquisitions, and general accounting research and consultations	$0	$0
Tax Fees, including fees associated with income tax compliance, advice and planning	$284,000	$22,600
All Other Fees	$2,000	$1,995

Total	$3,689,000	$3,594,595

The Audit Committee considered whether the provision of non-audit services by our independent registered public accounting firm for the fiscal year ended March 31, 2017, was compatible with maintaining auditor independence. The Audit Committee pre-approved all fees for non-audit related services paid to our independent registered public accounting firm for fiscal years 2016 and 2017.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the Audit Committee has received detailed information sufficient to enable the Audit Committee to pre-approve and evaluate such service. The Audit Committee has delegated pre-approval authority to the Chairman of the Committee of up to $100,000, to pre-approve permitted non-audit services. Any pre-approval decisions made under this delegated authority are ratified by the Audit Committee at its next scheduled meeting.

Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2018

The Audit Committee has appointed Ernst & Young LLP to conduct the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ending March 31, 2018. EnerSys stockholders are being asked to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm at the Annual Meeting to which this Proxy Statement relates.

Audit Committee

Paul J. Tufano, Chairperson

Hwan-yoon F. Chung

Gen. Robert Magnus

Dennis S. Marlo

EXECUTIVE OFFICERS

Our current executive officers are listed below. Mr. Shaffer’s information is included under “Board of Directors.” All data is as of June 8, 2017.

Holger P. Aschke, age 48, President–Europe, Middle East and Africa (EMEA). Mr. Aschke has served as President–EMEA since January 2016. From April 2010 to January 2016, he was the Vice President Sales and Marketing Reserve Power–Europe. Mr. Aschke joined a predecessor company in 1996 and has held a wide range of operational and sales roles of increased responsibility in the Company’s EMEA business. Mr. Aschke completed a commercial IT education and apprenticeship sponsored by the University of Dortmund (Germany) and completed the Advanced Management Program from INSEAD (France).

Jeffrey W. Long, age 64, President–Americas. Mr. Long has served as our President–Americas since November 2014. From September 2002 through October 2014, he served as our Vice President–Americas, Motive Power Sales and Service. Mr. Long has worked in the battery industry since 1997, and has held various positions of increasing responsibility in the materials handling industry since 1974. Mr. Long received his Master of Business Administration degree from Cleveland State University, and his Bachelor of Science degree in Business Administration from the University of Illinois.

Myles Jones, age 50, President–Asia. Mr. Jones has served as President–Asia since April 2016. He was Vice President of the Aerospace and Defense business in EMEA, after joining the company in June 2005, following our acquisition of Fiamm Motive Power. Mr. Jones previously held positions of increasing responsibility in the telecom and construction industries based in Europe and the Middle East.

Todd M. Sechrist, age 51, Executive Vice President and Chief Operating Officer. Mr. Sechrist has served as our Executive Vice President and Chief Operating Officer since April 1, 2016. Prior thereto, from January 2016 through March 2016, he was our Executive Vice President. From November 2014 through December 2015 he was the President–EMEA based in Zurich, Switzerland. Mr. Sechrist served as our President–Americas from September 2012 through October 2014, and our Senior Vice President, Americas from June 2010 through August 2012. He was the company’s Vice President–Reserve Power Sales & Service for the Americas from June 2005 through June 2010. Mr. Sechrist joined the Company in 1993 and has served in various sales and marketing capacities in both the reserve and motive power businesses. Mr. Sechrist received his Master of Business Administration degree in Finance from St. Joseph’s University and his Bachelor of Science degree in Finance from Pennsylvania State University.

Michael J. Schmidtlein, age 56, Executive Vice President and Chief Financial Officer. Mr. Schmidtlein has served as Executive Vice President and Chief Financial Officer since January 2016. Prior thereto, since February 2010, he was our Senior Vice President–Finance and Chief Financial Officer. From November 2005 until February 2010, Mr. Schmidtlein was Vice President–Corporate Controller and Chief Accounting Officer. Prior thereto, Mr. Schmidtlein was the Plant Manager of our manufacturing facility in Warrensburg, Missouri. In 1995, he joined the Energy Storage Group of Invensys plc, which EnerSys acquired in 2002. Mr. Schmidtlein is a certified public accountant and received his Bachelor of Science degree in Accounting from the University of Missouri.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis includes a description of the compensation provided in fiscal year 2017 to our executive officers who are named in the Summary Compensation Table below.

Our named executive officers for fiscal year 2017 were:

NEO Name	Title
David M. Shaffer	President & Chief Executive Officer
Michael J. Schmidtlein	Executive Vice President & Chief Financial Officer
Holger P. Aschke	President–EMEA
Todd M. Sechrist	Executive Vice President & Chief Operating Officer
Myles Jones	President–Asia

Overview

Our executive compensation program is structured to support our vision, which is to be the global leader in our chosen markets for stored energy solutions, while maximizing long-term stockholder value. We also design the program to link executive compensation to our financial performance and, through programs that use our common stock as a compensation medium, to more closely align the interests of executive management with those of our stockholders. The Compensation Committee evaluates our overall performance in making decisions on the executive compensation program.

Financial highlights for fiscal year 2017 include:

∎	total stockholder return (“TSR”) for the past one- and three-year periods ending in fiscal year 2017 were 43.1% and 17.7%, respectively.

∎

net sales increased by 2% to $2.4 billion in fiscal year 2017, due to an increase in organic volume and increases resulting from pricing and acquisitions, partially offset by a decrease due to the impact for foreign currency translations.

∎	adjusted net earnings increased by 17% to $209 million and adjusted diluted earnings per share increased by 21% to $4.75;

∎	adjusted gross profit margin improved to 27.6% in fiscal year 2017 from 26.4% in fiscal year 2016; and

∎	average primary working capital percentage improved to 25.5% in fiscal year 2017 from 26.0% in fiscal year 2016.

The following is a summary of the major elements of our compensation programs for our named executive officers for fiscal year 2017. Based on the performance highlighted above, annual bonus payouts under the Management Incentive Plan to the named executive officers increased in fiscal year 2017 and the actual intrinsic value of long-term incentive awards for fiscal year 2017 is tracking above targeted levels, reinforcing the strong pay-for-performance alignment of our overall program.

Pay Element	Description	Fiscal Year 2017 Actions
Base Salary	Fixed cash compensation determined based on the executive’s skill set and the market value for that skill set.	Increases ranged from 3% to 7% for those that were in the same position as the prior year, based on individual performance and relative position versus market.
Cash Annual Incentives (Management Incentive Plan or MIP)	Cash-based annual incentive plan that is tied to corporate performance versus corporate financial goals. The goals are weighted 85% on an adjusted net income target and 15% on a primary working capital target.	Fiscal year 2017 payouts under the MIP for our named executive officers were 175% of target, which reflects a 170% of target payout for the portion related to the Company’s adjusted net income performance and a 200% of target payout related to the primary working capital management goals.
Long-Term Incentives

For fiscal year 2017, the Committee conducted a comprehensive review of the long-term incentive program, and made changes that coincided with the transition in executive leadership. Based on the review, fiscal year 2017 equity grants were in the form of:

•     50% Performance Share Units earned based on EnerSys’ relative TSR versus the S&P Small Cap 600 Industrial Index

•     25% stock options

•    25% time-vested restricted stock units

The actual value of long-term incentives granted in fiscal 2017 is tracking above the target grant values, since our closing stock price at the end of the fiscal year of $78.94 was significantly higher than the grant date stock price of $57.60, and due to our strong TSR performance relative to industry peers:

•     The actual intrinsic value of Performance Share Units are tracking at 162.5% of the target grant value based relative TSR performance through the end of the fiscal year, with approximately two years left in the performance period

•    The actual intrinsic value of stock options is tracking at 134% of the target grant value through the end of the fiscal year, with approximately 9 years left in the option exercise term

•    The actual intrinsic value of restricted stock units is tracking at 137% of the target grant value through the end of the fiscal year, with approximately 3 years left in the total vesting schedule

Summary of Other Major Program Elements

Other significant elements of our compensation program that continue to reinforce stockholder alignment, our long-term pay-for-performance objectives, and what the Compensation Committee considers best practices include the following:

∎

an independent Compensation Committee makes the compensation decisions for our named executive officers and the Committee engages an independent compensation consultant to assist in making such decisions;

∎

we require that a majority of pay be at-risk, and therefore, 84% of target total pay is at risk for our Chief Executive Officer, and 70% of target total pay is at-risk on average for our other named executive officers;

∎

we require that a majority of pay be tied to long-term performance, and therefore, 68% of total pay is in long-term incentives for our Chief Executive Officer, and 54% of total pay is in long-term incentives on average for our other named executive officers;

∎	we have put in place robust stock ownership guidelines for executives;

∎	we prohibit hedging and pledging of our stock;

∎	we have a clawback policy designed to recoup excess compensation paid to executive officers in the event of an accounting restatement;

∎	we have adopted a mandatory holding requirement after vesting for certain equity awards granted to our executive officers;

∎	equity grant administration procedures are in place to ensure that awards comply with legal, regulatory, and accounting requirements;

∎	the Compensation Committee conducts an annual risk assessment of our compensation program to confirm that the program does not encourage excessive risk-taking;

∎

our equity awards generally require a double-trigger in order for vesting to be accelerated in the event of a change in control (i.e., a qualifying termination of employment plus the occurrence of a change in control);

∎	our executive severance arrangements do not provide for excise tax gross-ups; and

∎	we do not provide excessive perquisite or benefit programs nor do we offer supplemental retirement plans.

Results of 2016 Advisory Vote on Executive Compensation–Say-on-Pay

At our annual meeting of stockholders held on July 28, 2016, approximately 93.7% of votes cast by stockholders approved the advisory resolution on our executive compensation, while only approximately .34% of the votes were cast against, with the remainder abstaining. The Compensation Committee considered this a high approval rate by the stockholders in establishing the compensation programs for fiscal year 2018, and will continue to consider the outcome of future non-binding advisory stockholder votes on executive compensation in its determinations regarding executive compensation.

Accordingly, we determined that significant changes to our executive compensation programs were not warranted, and therefore, our compensation philosophy for fiscal year 2018 remained consistent with the prior fiscal year. At our 2017 Annual Meeting, stockholders will have the opportunity to cast an advisory say-on-pay vote regarding the compensation of our named executive officers as discussed further in Proposal No. 4 beginning on page 51.

Executive Compensation Policy

We generally base our executive compensation program on the same objectives that guide us in establishing compensation programs for all our employees:

∎

Compensation should align the interests of higher-level employees, including executives, with the long-term interests of our stockholders through award opportunities that result in ownership of our common stock. While our key employees receive a mix of both annual and longer-term incentives, employees at higher levels have an increasing proportion of their compensation tied to longer-term performance because these employees are in a position to have greater influence on longer-term results.

∎

Compensation should reward teamwork. Because our success depends on our ability to optimize our worldwide business, our compensation programs emphasize our total results rather than individual geographic or product line results.

∎

Compensation should be based on the level of job responsibility, as well as individual and corporate performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to corporate performance and stockholder returns because they are more able to affect corporate results.

∎

Compensation should reflect the value of the job in the marketplace. To attract and retain a skilled work force, we must remain competitive with the pay of other employers who compete with us for talent.

∎

To be effective motivation, performance-based compensation programs should enable employees to easily understand how their efforts can affect their pay through contributing to our achievement of our strategic and operational goals.

∎

The programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, although the overall structure of compensation and benefit programs should be broadly similar across the organization.

Determination of Compensation

The Compensation Committee reviews and approves each named executive officer’s base pay, bonus, and equity incentive compensation annually, with the guidance of the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. The Compensation Committee takes into account a number of factors to determine the compensation for the named executive officers and to ensure that our executive compensation program is achieving its objectives. Among those are:

∎

Assessment of Corporate Performance. The Compensation Committee uses corporate performance measures in two ways. First, in establishing total compensation ranges, the Compensation Committee considers our performance within our industry using various measures, including, but not limited to, sales growth, profitability, balance sheet management, and total stockholder return. Second, as we describe in more detail below, the Compensation Committee has established specific corporate performance measures that determine the size of payments under our Management Incentive Plan, as well as the payout of our Performance Share Units, and the value of our other equity awards are based on the value of our common stock.

∎

Assessment of Individual Performance. Individual performance affects the compensation of our employees, including the named executive officers. In addition, the Compensation Committee has adopted a formal evaluation process for our CEO. Each member of our Board provides a written, subjective evaluation of our CEO, on an anonymous basis, covering a broad range of criteria. The evaluations are collected and summarized by Frederic W. Cook & Co., Inc., and the Compensation Committee considers them in setting the CEO’s compensation. For each other named executive officer, the Compensation Committee receives a recommendation from the CEO and also exercises its judgment based on the Committee’s interactions with the executive officer.

∎

Benchmarking. The Compensation Committee benchmarked our compensation programs in fiscal year 2017 with a peer group consisting of the following companies, which are broadly similar with respect to industry and size, as measured by revenue (peers range from $1.1 billion to $5.3 billion, with a median of $2.5 billion), market capitalization (peers range from $573 million to $8.8 billion, with a median of $2.8 billion), and number of employees (peers range from 4,515 to 24,100, with a median of 10,400). At the time of the study, EnerSys’ revenues were $2.3 billion, market capitalization was $2.1 billion, and total employees were 9,500. Added to the group for fiscal year 2017 were Barnes Group, Donaldson Company, and Lincoln Electric Holdings. Eliminated from the fiscal year 2016 group were GrafTech and Pall (each was acquired), and Babcock & Wilcox and SPX (each spun into two separate entities).

Actuant Corporation	Flowserve Corporation
Acuity Brands, Inc.	General Cable Corporation
A.O. Smith Corporation	Hubbell Incorporated
AVX Corporation	IDEX Corporation
Barnes Group Inc.	Lincoln Electric Holdings Inc.
Belden Inc.	Regal-Beloit Corporation
Brady Corp.	Valmont Industries, Inc.
Carlisle Companies Incorporated	Watt Water Technologies, Inc.
Crane Co.	Woodward Governor Company
Donaldson Company, Inc.

For fiscal year 2018, the Compensation Committee has reviewed revenues, market capitalization and total employees of the peer group compared to EnerSys. At the time of the study there were no significant changes and the Compensation Committee confirmed the same peer group for benchmarking our compensation programs for fiscal year 2018.

The Compensation Committee evaluates our compensation program versus that of the peer companies with respect to both individual pay levels as well as the structure of the program. The Compensation Committee uses this data primarily to ensure that our executive compensation program as a whole is competitive. The Compensation Committee targets salaries and target bonuses at the median, and targets long-term incentive compensation at the 75th percentile. The target for each named executive officer’s total compensation package is generally between the median and 75th percentile. The Compensation Committee believes that this competitive positioning for incentive compensation is appropriate in light of our goal setting approach under our annual incentive plan, the fact that our program has a higher portion that is at-risk versus our peer companies, and our desire to place a greater emphasis on long term stockholder value creation. The Compensation Committee believes this compensation structure is at a level consistent with our executive compensation philosophy.

Components of Executive Compensation

Our executive compensation program is comprised primarily of base salary, annual incentive opportunities in the form of cash awards based upon our fiscal year performance, and long-term incentive opportunities in the form of equity-based compensation. As more fully described in the section entitled “Deferred Compensation Plan,” certain of our executives, including the named executive officers, may elect to defer receipt of all or a portion of their cash bonuses. In addition, we generally provide the named executive officers with the same employee benefits as we provide to our other eligible non-unionized U.S. employees, and we also provide limited perquisites and personal benefits, as we describe in the footnotes following the Summary Compensation Table. During the time Mr. Sechrist, who is a U.S. citizen, lived and worked in Europe, he received substantially the same employee benefits as our other named executive officers, except that he received an annual cost of living adjustment, housing allowance, and certain additional amounts to compensate him for working and living in Europe. Mr. Aschke receives substantially the same employee benefits as our other named executive officers, except he receives an annual cost of living adjustment, housing allowance and certain additional amounts to compensate him for working and living in Switzerland. Mr. Jones receives substantially the same employee benefits as our other named executive officers, except he receives an annual cost of living adjustment, housing allowance and certain additional amounts to compensate him for working and living in Singapore. We describe these additional amounts and elements of compensation more completely in the footnotes following the Summary Compensation Table.

We do not cover our named executive officers under any defined benefit pension or supplemental executive retirement plans.

Base Salary

Base salary is the fixed element of our named executive officers’ cash compensation. The Compensation Committee generally considers whether each executive’s base salary should be increased based on individual performance with a view toward ensuring that the base salary is competitive with that of executives in peer companies with comparable roles and responsibilities.

With assistance from the Compensation Committee’s independent compensation consultant, the Compensation Committee annually sets the base salaries of our named executive officers. The Compensation Committee solicits the CEO’s recommendation with respect to the base salaries of our named executive officers, other than the CEO.

For fiscal year 2017, the Compensation Committee considered the aforementioned factors and current responsibilities, performance, success and achievements of the business, as well as the recommendations of its independent compensation consultant, and determined that it was appropriate to increase the base salaries for Mr. Shaffer and the other named executive officers.

The base salaries of Mr. Shaffer and each of the other named executive officers for fiscal years 2016 and 2017 are shown in the chart below.

Name	2017	2016	% Change
David M. Shaffer (1)	$800,000	$490,000	63%
Michael J. Schmidtlein	$490,000	$475,000	3%
Holger P. Aschke (2)	$329,967	$292,113	13%
Myles Jones (3)	$300,678	$236,976	27%
Todd M. Sechrist	$475,000	$445,000	7%

(1)	Mr. Shaffer’s base salary in 2016 related to his role as President and Chief Operating Officer. His base salary in 2017 related to his role as President and Chief Executive Officer.

(2)	Mr. Aschke’s base salary in 2016 was increased effective January 2016, in connection with his appointment as President–EMEA.

(3)	Mr. Jones’ salary was increased effective April 1, 2016, in connection with his appointment as President–Asia, and has been converted to U.S. dollars at $0.7159 per Singapore dollar. Mr. Jones’ salary in 2016 was paid in Swiss francs and has been converted to U.S. dollars at $.9999 per Swiss franc.

Management Incentive Plan

Under our Management Incentive Plan, which we refer to as the “MIP,” our executives and key management personnel, including the named executive officers, may receive an annual cash bonus upon satisfaction of annual financial targets, which the Compensation Committee establishes at the beginning of each year. Consistent with our compensation policy, individuals with greater job responsibilities have a greater portion of their total cash compensation tied to our corporate performance through the MIP.

Under the MIP, each participant has threshold, target, and maximum potential cash bonus payouts, which the Compensation Committee establishes at the beginning of each fiscal year. The Compensation Committee bases the potential payments on each participant’s job responsibilities and position within our organization. The potential payouts are stated as a percentage of base salary. In establishing the targets, the Committee gives significant consideration to our prior year’s performance. Satisfactory individual performance is a condition to payment, and, at the end of each fiscal year, the Committee can, at its discretion, increase or decrease an individual’s payout under the MIP.

The Compensation Committee selected adjusted net income and primary working capital percentage as the performance metrics in the MIP since they encourage participants to focus on improving both our net earnings and balance sheet strength, respectively. The Committee believes these to be effective motivators because they can be readily tracked and are easily understandable by the MIP participants.

Each year, the Committee reviews overall financial performance and adjusts for items that are not reflective of normal operating performance for that year. These adjustments are items that the Committee believes are fair to both participants and stockholders, encourage appropriate actions that foster the long-term health of the business, and are consistent with the objectives underlying our predetermined performance goals. There are certain automatic adjustments such as expenses related to merger and acquisition activity, the impact of restructuring programs, unplanned legal settlements, and the effects of foreign currency fluctuations. The Committee also reserves the right to exercise its judgment outside of this predetermined list of adjustments but did not do so for fiscal year 2017.

Fiscal Year 2017 MIP Targets and Payout

The Compensation Committee considered the following when establishing the potential awards for fiscal year 2017:

∎	Bonus Targets. For our named executive officers, the threshold, target, and maximum bonus targets for fiscal year 2017 were 15%, 100%, and 200% of base salary, respectively.

∎

Company Performance Measures. For all participants in the MIP, including our named executive officers, the Compensation Committee established fiscal year 2017 performance measures based 85% on adjusted net income and 15% on primary working capital percentage, which we define as a monthly average of trade accounts receivable, plus inventories, minus trade accounts payable with the net amount divided by an annualized trailing three month net sales. The adjusted net income performance goal for fiscal year 2017 was established at a higher level than our fiscal year 2016 actual adjusted net income results. The Compensation Committee believes it set the threshold, target, and maximum performance measures for fiscal year 2017 such that the performance goals were aggressive and, therefore, were reasonably difficult to attain.

Measurement	Threshold	Target	Maximum
Adjusted Net Income ($ millions)	$178	$196	$216
Primary Working Capital Percentage	27.5%	27%	26.5%

Based upon the achievement of adjusted net income of $209 million, which was between the target and maximum goal levels, and 25.5% primary working capital percentage, which exceeded the maximum goal level, our named executive officers achieved 175% of their targeted bonus amount under the MIP for fiscal year 2017. We set forth the amounts paid to our named executive officers for fiscal year 2017 performance under the MIP in the Summary Compensation Table.

Long-Term Equity Incentive Compensation

The Compensation Committee has the ability to make various types of equity awards as long-term incentive compensation to our named executive officers under the 2010 EIP. For fiscal year 2017, the Committee conducted a comprehensive review of the long-term incentive program, and made changes that coincided with the transition in executive leadership.

The purpose of changing the mix was to achieve a better balance between our absolute TSR performance and our TSR performance relative to our industry. As a result, the Committee granted the following long-term incentive mix:

Long-Term Grant Type	Weighting	Description
Performance Share Units	50%

●     Stock units earned based on EnerSys’ relative TSR versus the S&P Small Cap 600 Industrial Index (the “Industrial Index”)

●     Payouts may range from 0%-to-200% of target

●     Three-year performance period

●    Earned shares are subject to an additional one-year holding period

●    Payouts are capped at four times the grant date fair value

Stock Options	25%	● Vesting in annual increments over three years ● 10-year exercise term

Restricted Stock Units	25%	● Vesting in annual increments over four years

A Performance Share Unit is a grant of stock units that a participant may earn based on performance over a three-year period. Each Performance Share Unit provides that the participant may, at the end of the three-year performance cycle, receive shares of our common stock ranging from 0% to 200% of the number of Performance Share Units granted depending on the percentile ranking of our TSR versus the Industrial Index. These Performance Share Units are subject to a mandatory holding period of one year after the vesting period of the Performance Share Units for each named executive officer. Therefore, if the Performance Share Units are earned and vested after three years, the shares earned must still be held for an additional one year before they can be sold. The Committee believes that the extra holding period increases the alignment of interests between stockholders and executives, and also serves as a compensation-risk mitigator. TSR is calculated based on stock price appreciation/depreciation plus reinvested dividends, during the performance period, where the starting and ending stock prices are calculated based on the 60-day average closing stock prices immediately preceding the beginning and end of the performance period, respectively. The performance schedule is shown below, where results between the thresholds are interpolated on a straight-line basis. Irrespective of the ultimate payout as a percent of target, the maximum value that may be delivered to participants under the plan is four times the grant date fair value of the award.

EnerSys TSR Performance vs. S&P Small Cap 600 Industrial Index	Payout Factor
75th Percentile	200%
Median	100%
25th Percentile	50%
Below 25th Percentile	0%

Stock options align employee incentives with stockholders because options have value only if the stock price increases over time. The nonqualified stock options that the Compensation Committee approved for fiscal year 2017 each have a ten-year term and vest one-third each year over three years. The options, which we granted at our common stock’s closing price on the date of grant, encourage participants to focus on long-term performance and growth.

Time-vested restricted stock units support the retention of our executives and also align employee incentives with stockholders since the value of restricted stock units is dependent on our stock price. Restricted stock units vest in 25% annual increments over four years, and have a longer vesting period than the stock options and Performance Share Units because their main purpose is for retention.

On May 13, 2016, the Compensation Committee approved the fiscal year 2017 equity awards, which we granted on May 16, 2016.

The fiscal year 2017 equity awards to each of the named executive officers were as follows:

Name	Number of Stock Options(1)	Number of Performance Market Share Units(2)	Number of Restricted Stock Units(3)	Total Value(4)
David M. Shaffer	53,934	24,021	14,757	$ 3,400,000
Michael J. Schmidtlein	20,939	9,326	5,729	$1,320,000
Holger P. Aschke	12,690	5,652	3,472	$800,000
Myles Jones	12,690	5,652	3,472	$800,000
Todd M. Sechrist	20,939	9,326	5,729	$1,320,000

(1)	The value of each stock option was $15.76. We determined the total value of each stock option using a Black-Scholes valuation model.

(2)	The value of each performance share unit on the date of grant was $70.77. We determined the total value of each performance share unit award as of the date of grant using a Monte Carlo Simulation.

(3)	The value of each restricted stock unit was $57.60, the closing price on May 16, 2016, the date of grant.

(4)	The total value is the sum of the value of the stock options, restricted stock units and the performance share units determined as of May 16, 2016, the date of grant.

These awards are subject to the clawback policy adopted by the Board of Directors, which is discussed in more detail on page 36.

Deferred Compensation Plan

On May 1, 2008, the Compensation Committee adopted the EnerSys Voluntary Deferred Compensation Plan for Executives, which we refer to as the “Deferred Compensation Plan,” under which participants who are among a select group of management and highly compensated employees may elect to defer receipt of all or a portion of their cash bonus. Under the Deferred Compensation Plan, as amended, each participant must make an irrevocable deferral election before the beginning of the fiscal year to which the cash bonus relates or, in the case of “performance-based compensation,” on or before six months before the end of such fiscal year. Participants can elect to receive distributions of their accounts in the Deferred Compensation Plan, either in a lump sum or in installments, (i) upon their termination of employment, (ii) on a specified date, or (iii) upon our change in control.

A participant may elect to allocate the deferred amounts into an investment account and select among various investment options upon which the rate of return of the deferred amounts will be based. The participants’ investment accounts are adjusted periodically to reflect the deemed gains and losses attributable to the deferred amounts. The specific investment options are the same investment options available to our employees under our 401(k) retirement plan. Each participant is always 100% vested in their investment accounts.

Alternatively, participants may elect to allocate the deferred amounts to a stock unit deferral account or a market share unit deferral account. All amounts allocated to the stock unit account or the market share unit account are invested in restricted stock units (“RSUs”) or market share units (“MSUs”), respectively, awarded under our 2010 EIP, as amended. If a participant elects to allocate the deferred amounts to the RSU or MSU account, we will make an additional matching contribution in the amount of 20% of the deferred amount. Dividend equivalent units, if any, will be credited to each stock unit account. Each participant is 100% vested with respect to the amounts deferred to the RSU or MSU deferral account. The matching contribution will vest over three years from the last date of the fiscal year to which the amounts relate, except that participants will automatically become 100% vested in their matching contribution upon (i) our change in control where the consideration paid is cash, or (ii) upon their death, disability, voluntary termination for “good reason,” or involuntary termination of employment without cause, provided that such event occurs within two years of any type of change in control. All RSUs and MSUs are payable in shares of our common stock.

The Deferred Compensation Plan is a nonqualified deferred compensation plan. As such, the rights of all participants to any deferred amounts represent our unsecured promise to pay and the deferred amounts remain subject to the claims of our creditors.

Currently, none of our named executive officers participate in the Deferred Compensation Plan.

Employment and Related Agreements

We maintain a Swiss employment contract with Mr. Aschke in connection with his assignment as President–EMEA, and a Singaporean employment agreement with Mr. Jones in connection with his assignment as President–Asia. We maintain severance agreements with Messrs. Schmidtlein, Sechrist, and Shaffer, which provide for severance benefits upon a change in control.

We describe these agreements under the heading “Employment Agreements.” We describe the termination and change-in-control provisions of these agreements under the heading “Potential Payments Upon Termination or Change-In-Control.”

Employee Benefits

We generally offer all our eligible non-unionized U.S. employees, including the named executive officers, core employee benefits coverage. The benefits include medical and dental coverage, short-term disability insurance, life insurance, and a discount program for our products. All eligible non-unionized U.S. employees, including the named executive officers, may also obtain at their expense, long-term disability insurance coverage, and participate in a 401(k) retirement plan as a means to save for retirement on a tax-advantaged basis. We provide a matching contribution under the 401(k) plan to all eligible participants.

Each of our employees, including the named executive officers, partially bears the cost of certain employee benefits.

Perquisites

We provide limited perquisites and personal benefits to our named executive officers, including a company car and spousal travel benefits to business functions, and club membership dues. Certain amounts were also paid to Mr. Aschke in connection with his assignment in Switzerland, to Mr. Jones in connection with his assignment in Singapore, and to Mr. Sechrist for his former assignment living overseas. The Compensation Committee has determined that each of these benefits has a valid business purpose. You can find information about these perquisites in the footnotes to the Summary Compensation Table.

Other Matters

Currency Conversions

At certain times during the fiscal years described in this proxy statement, Messrs. Aschke, Jones, and Sechrist worked and lived in Switzerland, and we paid certain amounts to them in Swiss francs. Similarly, we paid certain amounts to Mr. Jones in Singapore dollars, for the time he worked and lived in Singapore. For purposes of this proxy statement, we have converted the amounts of compensation that Messrs. Aschke, Jones, and Sechrist received in Swiss francs to U.S. dollars, and that Mr. Jones received in Singapore dollars to U.S. dollars, using the exchange rate as of the end of the applicable fiscal year.

Clawback Policy

In June 2014, our Board of Directors, upon the recommendation of the Compensation Committee, adopted a clawback policy applicable to each of our executive officers subject to Section 16 of the Securities Exchange of 1934, including each of our named executive officers. Pursuant to this policy, in the event of any restatement of our financial statements, our Board of Directors, or an appropriate committee designated by our Board of Directors, may require reimbursement or forfeiture of any excess payment from any cash or equity-based compensation awarded to or realized by, such executive officer following the adoption of, and subject to, this policy in the event that (i) our financial statements are required to be restated as a result of material non-compliance with any financial reporting requirements under the federal securities laws (other than a restatement due to a change in financial accounting rules), (ii) as a result of such restatement, a performance measure or specified performance target which was a material factor in determining the amount of such bonus, incentive or equity compensation previously earned by such officer is restated, and (iii) our Board of Directors, or an appropriate committee of the Board, determines, in its discretion, that a lower amount of bonus, incentive or equity compensation would have been paid to such officer based upon the restated financial results.

Policy on Granting Equity Awards

We have a written policy on granting equity awards. The policy provides the authority and the procedure for granting awards. The Compensation Committee has the authority to make all equity awards to employees of the Company. In addition, within certain limitations, the Compensation Committee may delegate authority to our CEO to make awards to employees below the named executive officer level.

Our policy requires that the exercise price of stock options is always no less than the closing price of our stock on the grant date. Subject to applicable local law, the grant date for equity awards to all eligible participants, including our named executive officers, is on the first business day after the grant approval date that our stock trading window is open and that is not otherwise within our stock trading blackout policy. These procedures provide assurance that the grant dates are not being manipulated to result in an exercise price that is favorable to us or our employees.

Hedging and Pledging Prohibition

We do not permit our employees to hedge their economic exposures to our common stock that they own by engaging in transactions involving puts, calls, or other derivative securities, zero-cost collars, forward sales contracts, or buying on margin or pledging shares as collateral for a loan.

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Code, named executive officer (other than the chief financial officer) compensation over $1 million for any year is generally not deductible for United States income tax purposes. Performance-based compensation is exempt from the deduction limit, however, if certain requirements are met. We intend and generally seek to maximize deductibility for tax purposes of all elements of compensation, to the extent practicable, while satisfying the Company’s compensation policies and objectives. In consultation with its independent compensation consultant, the Compensation Committee reviews compensation arrangements in light of applicable tax provisions, including Code Sections 162(m) and 280G. The Compensation Committee intends for the equity awards and annual bonus payments that we make to the named executive officers to be deductible as performance-based compensation under Code Section 162(m). The Compensation Committee may approve compensation or compensation arrangements that do not qualify for maximum deductibility when the Compensation Committee deems it to be in the best interest of the Company and its stockholders.

Stock Ownership Guidelines

The Compensation Committee has adopted stock ownership guidelines for both executives and non-employee directors. We intend that the guidelines align the interests of our executives and non-employee directors with those of the stockholders and ensure that the executives and directors responsible for overseeing operations have an ongoing financial stake in our success. We describe the stock ownership guidelines for our non-employee directors under “Director Compensation.” The stock ownership guidelines provide that we expect our CEO to attain and maintain an investment level in stock equal to six times his annual base salary. We expect the other named executive officers to attain and maintain an investment level equal to three times their annual base salary. We expect that each individual attain such investment levels five years from the date a specified ownership level commences. If an executive is promoted and as a result has a higher guideline, an additional three years would be provided to reach such higher level. If the guidelines are not met within the required time frame, the Compensation Committee, at its discretion, may require an executive to hold 100% of the after-tax profit shares acquired through the compensation program until the guideline is met. The Compensation Committee evaluates the ownership levels on an annual basis. All of our named executive officers have achieved, or are on target to achieve, their respective investment level set forth in the guidelines. As mentioned previously, the named executive officers are further subject to a holding requirement after vesting on the Market Share Units granted in fiscal year 2016, and Performance Share Units granted for fiscal year 2017, as well as Performance Share Units granted for fiscal year 2018. Such holding requirement after vesting is mandatory and in accordance with the terms of the underlying grant agreement.

Review of Compensation Policies and Practices in Relation to Risk

During fiscal year 2017, the Compensation Committee, with the assistance of the compensation consultant, conducted a review of our compensation policies and practices to ensure that they do not motivate imprudent risk taking. Included in the review were all of our cash and equity-based incentive plans, including those below the executive level, as well as other compensation-related policies and practices including stock ownership guidelines, mandatory equity holding requirement, insider trading prohibitions, clawback policies, and independent oversight by the Compensation Committee.

We evaluated these compensation policies and practices to ensure that they do not foster risk taking above the level of risk associated with our business model and they were designed to encourage behaviors aligned with the long-term interests of our stockholders. Thus, we considered our growth and return performance, volatility and leverage, and compared them to the performance metrics, leverage, and time horizon of our compensation policies and practices. We also considered the mix of compensation, such as the balance between fixed and variable pay, cash and equity, performance goals on a corporate, business unit, and individual level, financial and non-financial metrics, and determinations based upon formulas and discretion. Based on this assessment, we have concluded that we have a balanced pay and performance program and do not promote excessive risk taking.

COMPENSATION COMMITTEE REPORT

The Compensation Committee evaluates and establishes compensation for our named executive officers and oversees our equity incentive plan, the MIP, and our benefit and perquisite programs. Management has the primary responsibility for our financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 28 to 37. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Compensation Committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, for filing with the Securities and Exchange Commission.

Compensation Committee

John F. Lehman, Chairperson

Dennis S. Marlo

Paul J. Tufano

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned in fiscal years 2015, 2016, and 2017, by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers. We collectively refer to these individuals as the “named executive officers.” We did not maintain any defined benefit pension arrangements and none of our named executive officers deferred or accrued amounts under the Deferred Compensation Plan for Executives for fiscal years 2015, 2016, or 2017; accordingly, we have omitted the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column from the table.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total
David M. Shaffer	2017	$800,000	$2,550,000	$850,000	$1,396,680	$74,335	(3)	$5,671,015
President and Chief Executive Officer	2016	$490,000	$990,000	$330,000	$102,900	$108,319		$2,021,219
	2015	$417,417	$506,240	$168,760	$149,018	$213,449		$1,454,884
Michael J. Schmidtlein	2017	$490,000	$990,000	$330,000	$598,827	$41,383	(4)	$2,450,210
Executive Vice President and Chief Financial Officer	2016	$475,000	$990,000	$330,000	$99,750	$52,612		$1,947,362
	2015	$433,000	$656,260	$218,740	$154,581	$32,831		$1,495,412
Todd M. Sechrist	2017	$475,000	$990,000	$330,000	$580,495	$61,409	(5)	$2,436,904
Executive Vice President and Chief Operating Officer	2016	$445,000	$656,250	$218,750	$93,451	$178,517		$1,591,968
	2015	$392,417	$506,240	$168,760	$140,093	$128,127		$1,335,637
Myles Jones	2017	$300,678	$600,000	$200,000	$367,457	$417,412	(6)	$1,885,547
President - Asia
Holger P. Aschke	2017	$329,967	$600,000	$200,000	$403,251	$151,364	(7)	$1,684,582
President - EMEA	2016	$292,113	$339,650	$0	$51,292	$154,872		$837,927

(1)	We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the applicable awards. See the “Stock-Based Compensation” Note to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended March 31, 2015, March 31, 2016, and March 31, 2017, for the assumptions made in calculating these amounts.

(2)	Represents annual incentive amounts paid to the named individuals under the MIP. We discuss the MIP in further detail in the section entitled “Management Incentive Plan.”

(3)	Consists of our 401(k) plan matching contributions in the amount of $12,992; personal use of company-provided automobile in the amount of $15,633; spousal/family travel expenses of $22,585; tax advisory services in the amount of $22,675; and airline membership dues.

(4)	Consists of our 401(k) plan matching contributions in the amount of $13,438; personal use of company-provided automobile in the amount of $13,175; spousal/family travel expenses in the amount of $14,320; and airline membership dues.

(5)	Consists of our 401(k) plan matching contributions in the amount of $13,250; personal use of the company-provided automobile in the amount of $15,773; spousal/family travel expenses in the amount of $13,528; tax advisory services in the amount of $17,500; and other expenses in the amount of $1,358.

(6)	Consists of housing allowance in the amount of $128,222; cost of living adjustment in the amount of $28,636; personal use of company-provided automobile in the amount of $53,142; spousal/family travel expenses in the amount of $56,772; tax advisory services in the amount of $13,600; relocation services in the amount of $56,356; private school expenses in the amount of $57,981, and private medical expenses in the amount of $22,703. All amounts in Singapore dollars have been converted to U.S. dollars at $0.7159 per Singapore dollar.

(7)	Consists of pension contributions in the amount of $27,989 that are required by Swiss law as employer contributions under the Swiss occupational pension scheme; housing allowance of $52,495; cost of living adjustment in the amount of $52,495; personal use of company-provided automobile in the amount of $16,785; and tax advisory services in the amount of $1,600. All amounts in Swiss francs have been converted to U.S. dollars at $0.9999 per Swiss franc.

Employment Agreements

Severance Letter Agreement with Mr. Schmidtlein

We entered into a severance letter agreement with Mr. Schmidtlein on May 26, 2011, as amended effective June 7, 2013, which provides for severance benefits upon his termination of employment in connection with a change in control. The severance letter agreement is for an initial three-year term that is automatically renewed for an additional one-year term thereafter unless either party gives their respective notice of intent not to renew. Mr. Schmidtlein’s severance letter agreement also provides that he may not compete with our business or solicit any of our customers or employees for one year following his termination of employment for any reason. See “Potential Payments upon Termination or Change in Control” for information about our obligations under the severance letter agreement with Mr. Schmidtlein to provide certain payments to him upon his termination of employment in connection with a change in control.

On June 7, 2017, we amended our severance letter agreement with Mr. Schmidtlein to increase the lump-sum benefit payable to Mr. Schmidtlein to the sum of his annual base compensation then in effect and his annual cash bonus at the target level then in effect. We made no other changes to the terms or benefits in Mr. Schmidtlein’s severance letter agreement.

Severance Letter Agreements with Messrs. Sechrist and Shaffer

Effective June 7, 2013, we entered into a severance letter agreement with each of Messrs. Sechrist and Shaffer, which provides for severance benefits upon the executive’s termination of employment in connection with a change in control. Each severance letter agreement is for an initial three-year term that is automatically renewed for an additional one-year term thereafter unless either party gives their respective notice of intent not to renew. Each severance letter agreement also provides that the executive may not compete with our business or solicit any of our customers or employees for one year following his termination of employment for any reason. See “Potential Payments upon Termination or Change in Control” for information about our obligations under the applicable severance letter agreement with Messrs. Sechrist and Shaffer to provide certain payments to each executive upon his termination of employment in connection with our change in control.

On June 7, 2017, we amended our severance letter agreement with Mr. Shaffer to increase the lump-sum benefit payable to Mr. Shaffer to two times the sum of his annual base compensation then in effect and his annual cash bonus at the target level then in effect. The amended letter agreement also increased the time period from one year to two years for (i) payment by EnerSys of COBRA premiums in excess of the amount Mr. Shaffer would pay, as an active employee, for continued participation in EnerSys’ medical, dental, and vision programs, and (ii) Mr. Shaffer’s post-termination non-compete and non-solicitation covenants. We made no other changes to the terms or benefits in Mr. Shaffer’s severance letter agreement.

On June 7, 2017, we amended our severance letter agreement with Mr. Sechrist to increase the lump-sum benefit payable to Mr. Sechrist to the sum of his annual base compensation then in effect and his annual cash bonus at the target level then in effect. We made no other changes to the terms or benefits in Mr. Sechrist’s severance letter agreement. Mr. Sechrist’s severance letter agreement supersedes the severance provisions set forth in his letter agreement described below.

Letter Agreement and Employment Contract with Mr. Sechrist

We entered into a letter agreement and an employment contract with Mr. Sechrist, both effective November 1, 2014, in connection with his international assignment. As a result of Mr. Sechrist’s appointment to Executive Vice President effective January 2016, his letter agreement and employment contract in connection with his international assignment were terminated on December 31, 2015, except for post-term tax advisory services pertaining to his international assignment.

Employment Agreement with Mr. Aschke

We entered into an employment agreement with Mr. Aschke, effective December 21, 2015, in connection with his assignment in Switzerland. The employment agreement sets forth the terms of employment and provides provisions required by Swiss law. Either party can terminate the agreement at any time, subject to the statutory notice requirement applicable to employers in Switzerland, and generally provides that Mr. Aschke may not compete with our business or solicit any of our employees for at least one year following termination of his employment.

Under his employment agreement, Mr. Aschke is entitled to:

∎	a car allowance;

∎	reimbursement for certain expenses that Mr. Aschke incurs as a result of being located in Switzerland;

∎	a housing allowance; and

∎	certain cost of living adjustments.

Employment Agreement with Mr. Jones

We entered into an employment contract with Mr. Jones effective April 1, 2016, in connection with his international assignment in Singapore. The employment agreement sets forth the terms of employment and provides provisions required by the laws of Singapore. Either party can terminate the agreement at any time, subject to twelve months’ notice, and generally provides that Mr. Jones may not compete with our business or solicit any of our employees for at least six months following termination of his employment.

Under his employment agreement, Mr. Jones is entitled to:

∎	a car allowance;

∎	reimbursement for certain expenses that Mr. Jones incurs as a result of being located in Singapore, including reimbursement of school tuition for his children;

∎	limited air travel to and from the United Kingdom for Mr. Jones and his spouse and children;

∎	tax preparation and consulting services;

∎	a housing allowance; and

∎	certain cost of living adjustments.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2017

		Committee	Estimated Future Payouts Under Non Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Payouts Under Equity Incentive Plans (#)(3)		All Other Stock Awards: Number of shares of stock	All Other Option Awards: Number of securities underlying	Exercise or Base Price Of	Grant Date Fair Value Of Stock and Option
	Grant Date	Action Date(1)	Threshold	Target	Maximum	Target	Maximum	or units (#)(4)	options (#)(5)	Options ($/Sh)	Awards ($)(6)
David M. Shaffer			$120,000	$800,000	$1,600,000
	5/16/2016	5/13/2016				0	0	0	53,934	$57.60	$850,000
	5/16/2016	5/13/2016				0	0	14,757	0		$850,000
	5/16/2016	5/13/2016				24,021	48,042	24,021	0		$1,700,000
Michael J. Schmidtlein			$51,450	$343,000	$686,000
	5/16/2016	5/13/2016				0	0	0	20,939	$57.60	$330,000
	5/16/2016	5/13/2016				0	0	5,729	0		$330,000
	5/16/2016	5/13/2016				9,326	18,652	9,326	0		$660,000
Holger P. Aschke			$34,647	$230,977	$461,954
	5/16/2016	5/13/2016				0	0	0	12,690	$57.60	$200,000
	5/16/2016	5/13/2016				0	0	3,472	0		$200,000
	5/16/2016	5/13/2016				5,652	11,304	5,652	0		$400,000
Myles Jones			$31,571	$210,475	$420,949
	5/16/2016	5/13/2016				0	0	0	12,690	$57.60	$200,000
	5/16/2016	5/13/2016				0	0	3,472	0		$200,000
	5/16/2016	5/13/2016				5,652	11,304	5,652	0		$400,000
Todd M. Sechrist			$49,875	$332,500	$665,000
	5/16/2016	5/13/2016				0	0	0	20,939	$57.60	$330,000
	5/16/2016	5/13/2016				0	0	5,729	0		$330,000
	5/16/2016	5/13/2016				9,326	18,652	9,326	0		$660,000

(1)	We made all equity awards to the named executive officers in fiscal year 2017 in accordance with our Policy on Granting Equity Awards, which we describe on page 36.

(2)	The amounts shown in the columns are the threshold, target, and stretch goal (maximum) potential amounts that were payable for fiscal year 2017 under the MIP. No amounts were payable if threshold performance was not achieved for at least one performance goal. See the Summary Compensation Table for a discussion of the amounts actually earned under the MIP.

(3)	Reflects the target and maximum number of performance share units that are payable as long-term incentive compensation. We describe these awards in the section entitled “Long-Term Incentive Compensation.”

(4)	Reflects the number of RSUs awarded as long-term incentive compensation. We describe this award in the section entitled “Long-Term Incentive Compensation.”

(5)	Reflects the number of stock options awarded as long-term incentive compensation. We describe these awards in the section entitled “Long-Term Incentive Compensation.”

(6)	We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the applicable awards. See “Note 16. Stock-Based Compensation” to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, for the assumptions made in calculating these amounts.

(7)	All amounts in Swiss francs have been converted to U.S. dollars at $ 0.9999 per Swiss franc.

(8)	All amounts in Singapore dollars have been converted to U.S. dollars at $0.7159 per Singapore dollar.

OUTSTANDING EQUITY AWARDS AS OF MARCH 31, 2017

The following table sets forth the outstanding equity awards held by our named executive officers at the end of the 2017 fiscal year.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price ($ per share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Vested	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
David M. Shaffer	4,304	2,152	(1)	0	$69.85	05/12/2024
	5,221	10,441	(2)	0	$68.40	05/12/2025
	0	53,934	(3)	0	$57.60	05/16/2026
											7,429	(5)		$537,280	(6)
											16,881	(7)		$1,275,920	(8)
											24,256	(9)		$3,111,536	(10)
							14,902	(11)	$1,176,364	(12)
Michael J. Schmidtlein	5,579	2,789	(1)	0	$69.85	05/12/2024
	5,221	10,441	(2)	0	$68.40	05/12/2025
	0	20,939	(3)	0	$57.60	05/16/2026
											9,630	(5)		$696,469	(6)
											16,881	(7)		$1,275,920	(8)
											9,417	(9)		$1,208,033	(10)
							5,785	(11)	$456,668	(12)
Holger P. Aschke	0	12,690	(1)	0	$57.60	05/16/2026
							490	(13)	$38,681	(12)
							694	(14)	$54,784	(12)
							951	(15)	$75,072	(12)
											4,133	(5)		$298,946	(6)
											4,344	(7)		$328,308	(8)
											5,707	(9)		$732,126	(10)
							3,506	(11)	$276,764	(12)
Myles Jones	263	0	(4)	0	$18.25	05/29/2017
	0	12,690	(3)	0	$57.60	05/16/2026
							360	(13)	$28,418	(12)
							521	(14)	$41,128	(12)
							817	(15)	$64,494	(12)
											3,100	(5)		$224,209	(6)
											3,730	(7)		$281,958	(8)
											5,707	(9)		$732,126	(10)
							3,506	(11)	$276,764	(12)
Todd M. Sechrist	4,304	2,152	(1)	0	$69.85	05/12/2024
	3,461	6,921	(2)	0	$68.40	05/12/2025
	0	20,939	(3)	0	$57.60	05/16/2026
											7,429	(5)		$537,280	(6)
											11,189	(7)		$845,721	(8)
											9,417	(9)		$1,208,034	(10)
							5,785	(11)	$456,668	(12)

(1)	One-third vested on each of May 12, 2015 and May 12, 2016. One-third vests on May 12, 2017.
(2)	One-third vested on May 12, 2016. One-third are scheduled to vest on each of May 12, 2017 and May 12, 2018.
(3)	One-third vests on May 16, 2017, May 16, 2018, and May 16, 2019.
(4)	These shares vested on May 29, 2011.
(5)	100% vests on May 31, 2017. Includes additional shares attributable to accumulated dividend equivalents with respect to unvested market share units.

(6)	Reflects market share units granted on May 12, 2014, valued based on stock price performance calculated using the average of the closing share price of our common stock during the 90-day period immediately preceding the date of grant and March 31, 2014, and the resulting shares valued based on the closing price of our common stock of $78.94 on March 31, 2017, the last trading day of the fiscal year. Includes the value of accumulated dividend equivalents with respect to unvested market share units. The market share units are scheduled to vest May 12, 2017, at the end of the three-year period following the date of grant. Accordingly, because the number of shares earned and paid upon vesting is based upon the stock price at vesting, the value of such market share units may increase or decrease from the amounts shown above. For more information regarding market share units, see “Executive Compensation–Determination of Compensation–Components of Executive Compensation–Long-Term Equity Incentive Compensation.”

(7)	100% are scheduled to vest on May 12, 2018. Includes additional shares attributable to accumulated dividend equivalents with respect to unvested market share units.

(8)	Reflects market share units granted on May 12, 2015, valued based on stock price performance calculated using the average of the closing share price of our common stock during the 90-day period immediately preceding the date of grant and March 31, 2016, and the resulting shares valued based on the closing price of our common stock of $78.94 on March 31, 2016, the last trading day of the fiscal year. Includes the value of accumulated dividend equivalents with respect to unvested market share units. The market share units are scheduled to vest May 12, 2018, at the end of the three-year period following the date of grant. Accordingly, because the number of shares earned and paid upon vesting is based upon the stock price at vesting, the value of such market share units may increase or decrease from the amounts shown above. For more information regarding market share units, see “Executive Compensation–Determination of Compensation–Components of Executive Compensation–Long-Term Equity Incentive Compensation.”

(9)	100% are scheduled to vest on May 16, 2019. Includes additional shares attributable to accumulated dividend equivalents with respect to unvested performance share units.

(10)	Reflects performance share units granted on May 16, 2016, valued based on stock price performance calculated using the average of the closing share prices of our common stock during the 60-day periods immediately preceding the date of grant and March 31, 2017, and the resulting shares valued based upon the closing price of our common stock of $78.94 on March 31, 2017.

(11)	One-fourth vests on of May 16, 2017. One-fourth are scheduled to vest on each of May 16, 2018, May 16, 2019, and May 16, 2020.

(12)	Reflects the value of restricted stock units based on the closing price of our common stock of $78.94 on March 31, 2017, the last trading date of the year.

(13)	One-fourth vested on each of May 31, 2014, May 31, 2015, and May 31, 2016. One-fourth vests on May 31, 2017.

(14)	One-fourth vested on each of May 12, 2015, May 12, 2016. One-fourth is scheduled to vest on each of May 12, 2017, and May 12, 2018.

(15)	One-fourth vested on May 12, 2016. One-fourth is scheduled to vest on each of May 12, 2017, May 12, 2018, and May 12, 2019.

OPTIONS EXERCISED AND STOCK VESTED DURING FISCAL YEAR 2017

The following table sets forth the number of shares acquired upon exercising options and the vesting of stock awards by our named executive officers during fiscal year 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
David M. Shaffer	0	$0	13,283	$791,771
Michael J. Schmidtlein	0	$0	15,742	$938,375
Holger P. Aschke	0	$0	7,184	$425,775
Myles Jones	0	$0	5,451	$322,621
Todd M. Sechrist	0	$0	13,283	$791,771

(1)	Includes additional shares acquired upon the vesting of MSUs originally granted on May 31, 2013, having achieved a payout factor of 1.24.

(2)	Values are calculated as the product of (a) the number of shares of our common stock underlying the RSUs and the MSUs, as applicable, that vested and (b) the closing price of our common stock on the last trading day prior to the day to vesting. For vesting that occurred on May 12, 2016, the applicable closing price was $58.31. For shares that vested on May 14, 2016, the applicable closing price was $56.39. For shares that vested on May 31, 2016, the applicable closing price was $59.61.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As we describe above, each of Messrs. Schmidtlein, Sechrist, and Shaffer have entered into severance agreements with us. Under the conditions described below, each of these agreements provides for certain payments upon a termination of employment or change in control. We describe these payments below.

Messrs. Schmidtlein, Sechrist, and Shaffer

If we were to terminate the employment of Messrs. Schmidtlein, Sechrist, or Shaffer without cause, as defined below, or if such executive were to resign for good reason, as defined below, during the six month period prior to a change in control (and the termination was in connection with the change in control) or during the 24-month period after a change in control, we would be obligated to pay to the terminating executive the following:

∎	a lump sum cash payment equal to the executive’s base salary then in effect;

∎

for a period of one year, payment of COBRA premiums in excess of the amount the executive would pay, as an active employee, for continued participation in our medical, dental, and vision programs, but such payments will end when the executive becomes eligible to participate in comparable programs of a subsequent employer;

∎	full acceleration of vesting of outstanding equity awards; and

∎	a pro-rata payment from our annual incentive plan for the fiscal year in which the termination occurs.

“Cause” means, with respect to Messrs. Schmidtlein, Sechrist, and Shaffer, any of the following:

∎	breach of fiduciary duty or duty of loyalty to us;

∎	willful act of material dishonesty with respect to any material matter involving us;

∎	theft or material misuse of our property;

∎	failure to conform in any material respect to our code of conduct;

∎	excessive absenteeism;

∎	conviction of, or plea of guilty or nolo contendere to, a felony or any criminal charge involving moral turpitude or illegal substance abuse;

∎	continuing neglect of management duties and responsibilities that has a material adverse effect on us;

∎	willful failure to timely report information having a material adverse effect on our business operations to the board or the executive’s direct supervisor; or

∎	failure to meet our reasonable and achievable documented performance expectations (other than any such failure resulting from incapacity due to physical or mental illness).

“Good reason” means, with respect to Messrs. Schmidtlein, Sechrist, and Shaffer, any of the following:

∎	a 10% or more decrease in the executive’s base salary, other than a company-wide reduction in senior management pay;

∎	a material diminution of the executive’s position, duties, or responsibilities of the executive;

∎	any permanent reassignment of such executive to a location greater than 50 miles from the location of his primary office, unless such new location is closer to his primary residence; or

∎	a material breach of our obligations under the agreement.

Each of Messrs. Schmidtlein, Sechrist, and Shaffer’s severance letter agreements provides that if any amounts payable, when taken together with payments and benefits provided to the executive under any other plans, contracts, or arrangements with us, will be subject to any excise tax imposed under Code Section 4999, then such amounts will be reduced to the extent necessary so that no portion thereof will be subject to the excise tax, but if the executive would receive in the aggregate greater value (as determined under Code Section 280G) on an after-tax basis if the amounts were not subject to such reduction, then no such reduction will be made.

Potential Payments Table

The table below reflects the incremental amount of compensation payable to our named executive officers under various termination and change in control scenarios. The amounts shown below assume that such hypothetical termination or change in control is effective as of March 31, 2017. These amounts do not include benefits earned or vested as of March 31, 2017, or benefits provided under insurance or regular programs available to our salaried employees generally. These amounts also do not reflect the June 2017 amendments to Messrs. Shaffer’s, Schmidtlein’s and Sechrist’s letter agreements. The actual amounts that are payable upon a named executive officer’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon a termination or change in control, any actual amounts paid or distributed may be higher or lower than the amounts set forth below. Factors that could affect these amounts include, among other things, the time of year the event occurs, our financial performance, and the age of the named executive officer at the time of the event.

					Involuntary Termination Not For Cause/Voluntary Termination For Good Reason(1)
		Change in Control(5)	Termination for Disability	Death	Absent Change in Control	In connection with a Change in Control
David M. Shaffer	Severance	$0	$0	$0	$0	$902,900
	Welfare benefits continuation(2)	$0	$0	$0	$0	$14,856
	Value of accelerated stock options(3)	$1,280,561	$1,127,095	$1,127,095	$0	$1,127,095
	Value of accelerated restricted stock units(3)	$1,176,328	$1,176,328	$1,176,328	$0	$1,176,328
	Value of accelerated market share units(4)	$1,813,200	$1,813,200	$1,813,200	$0	$1,813,200
	Value of accelerated performance share units(5)	$3,111,536	$3,111,536	$3,111,536	$0	$3,111,536
	Potential Excise Tax Cut-Back	$0	N/A	N/A	N/A	$0
	Total	$7,381,625	$7,228,159	$7,228,159	$0	$8,145,915
Michael J. Schmidtlein	Severance	$0	$0	$0	$0	$589,750
	Welfare benefits continuation(2)	$0	$0	$0	$0	$14,856
	Value of accelerated stock options(3)	$582,224	$527,146	$527,146	$0	$527,146
	Value of accelerated restricted stock units(3)	$456,677	$456,677	$456,677	$0	$456,677
	Value of accelerated market share units(4)	$1,972,388	$1,972,388	$1,972,388	$0	$1,972,388
	Value of accelerated performance share units(5)	$1,208,034	$1,208,033	$1,208,033	$0	$1,208,033
	Potential Excise Tax Cut-Back	$0	N/A	N/A	N/A	$0
	Total	$4,219,323	$4,164,244	$4,164,244	$0	$4,768,850
Holger P. Aschke	Severance	$0	$0	$0	$327,814	$327,814
	Benefit continuation(6)	$0	$0	$0	$151,364	$151,364
	Value of accelerated stock options(3)	$270,805	$233,369	$233,369	$0	$233,369
	Value of accelerated restricted stock units(3)	$445,353	$445,353	$445,353	$0	$445,353
	Value of accelerated market share units(4)	$627,253	$627,253	$627,253	$0	$627,253
	Value of accelerated performance share units(5)	$732,126	$732,126	$732,126	$0	$732,126
	Total	$2,075,537	$2,038,101	$2,038,101	$479,178	$2,517,279
Myles Jones	Severance	$0	$0	$0	$296,130	$296,130
	Benefit continuation(7)	$0	$0	$0	$417,412	$417,412
	Value of accelerated stock options(3)	$270,805	$233,369	$233,369	$0	$233,369
	Value of accelerated restricted stock units(3)	$410,718	$410,718	$410,718	$0	$410,718
	Value of accelerated market share units(4)	$506,168	$506,168	$506,168	$0	$506,168
	Value of accelerated performance share units(5)	$732,126	$732,126	$732,126	$0	$732,126
	Total	$1,919,817	$1,882,381	$1,882,381	$713,542	$2,595,923

					Involuntary Termination Not For Cause/Voluntary Termination For Good Reason(1)
		Change in Control(5)	Termination for Disability	Death	Absent Change in Control	In connection with a Change in Control
Todd M. Sechrist	Severance	$0	$0	$0	$0	$568,451
	Welfare benefits continuation(2)	$0	$0	$0	$0	$14,868
	Value of accelerated stock options(3)	$539,333	$482,500	$482,500	$0	$482,500
	Value of accelerated restricted stock units(3)	$456,677	$456,677	$456,677	$0	$456,677
	Value of accelerated market share units(4)	$1,383,001	$1,383,001	$1,383,001	$0	$1,383,001
	Value of accelerated performance share units(5)	$1,208,034	$1,208,034	$1,208,034	$0	$1,208,034
	Potential Excise Tax Cut-Back	$0	N/A	N/A	N/A	$0
	Total	$3,587,045	$3,530,212	$3,530,212	$0	$4,113,531

(1)	For severance payment calculation, and time and form of such payment, see “Employment Agreements.”

(2)	Present value of welfare benefits continuation. Assumes no increase in the cost of welfare benefits. Assumes no tax on welfare benefits.

(3)	Value based on the closing price of our common stock on March 31, 2017, the last trading day of the fiscal year, of $78.94.

(4)	Reflects MSUs valued based on stock price performance calculated using the average of the closing share prices of our common stock during the 90 day period immediately preceding the date of grant and March 31, 2017 and the resulting shares valued based upon the closing price of our common stock of $78.94 on March 31, 2017.

(5)	Reflects Performance Share Units valued based on stock price performance calculated using the average of the closing share prices of our common stock during the 60 day periods immediately preceding the date of grant and March 31, 2017 and the resulting shares valued based upon the closing price of our common stock of $78.94 on March 31, 2017.

(6)	Reflects continuation of benefits required under employment agreement for twelve month notice period, including contributions in the amount of $27,989 that are required by Swiss law as employer contributions under the Swiss occupational pension scheme; housing allowance of $52,495; cost of living adjustment in the amount of $52,495; personal use of company-provided automobile in the amount of $16,785; and tax advisory services in the amount of $1,600. All amounts in Swiss francs have been converted to U.S. dollars at $0.9999 per Swiss franc.

(7)	Reflects continuation of benefits required under employment agreement for twelve month notice period, including housing allowance in the amount of $128,222; cost of living adjustment in the amount of $28,636; personal use of company-provided automobile in the amount of $53,142; spousal/family travel expenses in the amount of $56,772; tax advisory services in the amount of $13,600; relocation services in the amount of $56,356; private school expenses in the amount of $57,981, and private medical expenses in the amount of $22,703. All amounts in Singapore dollars have been converted to U.S. dollars at $0.7159 per Singapore dollar.

(8)	Represents solely a change in control where the stockholders receive cash consideration. No amounts are payable or vested solely upon our change in control where the stockholders receive other than cash consideration.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Related Person Transactions

Our Board has adopted a written policy regarding related person transactions. As a general matter, it is our preference to avoid or minimize related person transactions. Under this policy, a director or executive officer must promptly report to the Corporate Secretary or General Counsel any potential transaction in which a Related Person, as defined by Item 404(a) of Regulation S-K, has or will have a direct or indirect material interest. Pursuant to this policy, EnerSys is not permitted to consummate or continue the Related Person transaction without the approval or ratification of the Audit Committee or, in certain situations, by the Chairman of the Audit Committee. Any director interested in a Related Person transaction must recuse himself from any such vote. The Audit Committee will review all relevant information available to it about the potential related person transaction and in its sole discretion, may impose such conditions as it seems appropriate on the Company or the Related Person in connection with the approval of the Related Person Transaction.

Advanced Battery Concepts, LLC

In October 2016, we entered into a non-exclusive license and royalty agreement with Advanced Battery Concepts, LLC (“ABC”) pursuant to which the parties are collaborating to commercialize a battery product using ABC’s proprietary bi-polar lead-acid battery technology. ABC is a U.S.-based battery technology development company that has developed and designed a manufacturing process for lead-acid batteries. Mr. Shaffer’s brother is ABC’s chief executive officer. Based upon public reports, we believe that two other competitors have entered into similar licensing arrangements with ABC. Consistent with our Code of Business Conduct and Ethics and our Related Person Transactions Policy, (a) Mr. Shaffer has not been involved in discussions related to the business terms or the status of the relationship between EnerSys and ABC, and (b) the Board reviewed and approved EnerSys negotiating and ultimately entering into this relationship. During fiscal year 2017, we paid ABC approximately $1.0 million as part of this agreement.

Indemnification

Delaware law, our certificate of incorporation and our bylaws contain limitation of liability provisions and provisions for indemnification of our directors and officers.

In addition, we have entered into an indemnification agreement with each of our directors and officers. Pursuant to this agreement, we will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, each director or officer who is, or is threatened to be made, a party to any proceeding by virtue of the fact that such person is or was one of our directors or officers. Indemnification will be provided for all costs, judgments, penalties, fines, liabilities and amounts paid in settlement of any such proceeding and for expenses actually and reasonably incurred in connection with any such proceeding.

Directors and officers of EnerSys are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by EnerSys. The premium for the fiscal year ended March 31, 2017, specifically for directors and officers, as individuals, was $0.5 million.

Indemnity and Expense Agreement

Pursuant to a stock subscription agreement dated March 22, 2002 with certain institutional funds (collectively, the “Morgan Stanley Funds”) managed by Metalmark Capital LLC, we have agreed that, to the fullest extent permitted by law, none of such Morgan Stanley Funds as stockholders, or any of their respective partners or other affiliates, or their respective members, stockholders, directors, managers, officers, employees, agents or other affiliates, or any person or entity who serves at the request of any such stockholder on behalf of any person or entity as an officer, director, manager, partner or employee of any person or entity (referred to as indemnified parties), shall be liable to us for any act or omission taken or suffered by such indemnified party in connection with the conduct of our affairs or otherwise in connection with such stockholder’s ownership of shares of our common stock, unless such act or omission resulted from fraud, willful misconduct or gross negligence by such indemnified party or any mistake, negligence, dishonesty or bad faith of any agent of such indemnified party.

We have also agreed with each Morgan Stanley Fund that, to the fullest extent permitted by law, we will indemnify each of such indemnified parties for any and all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by such indemnified party and arise out of or in connection with our affairs, or any indemnified party’s ownership of shares of our common stock, including acting as a director, manager or officer or its equivalent; provided that an indemnified party shall be entitled to indemnification only to the extent that such indemnified party’s conduct did not constitute fraud, willful misconduct or gross negligence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and any persons owning more than ten percent of EnerSys common stock, to file reports of ownership and changes in ownership with the SEC and NYSE. Persons filing such reports are required by SEC regulation to furnish EnerSys with copies of all such reports filed with the SEC. Based solely on our review of any copies of such reports received by it, and on written representations from our existing directors and executive officers that no additional annual statements of beneficial ownership were required to be filed by such persons, we believe that all such statements were timely filed in fiscal year 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information concerning the beneficial ownership of our common stock by each director, each nominee for director, each named executive officer, each holder of more than 5% percent of our common stock and all directors and named executive officers as a group as of June 8, 2017, the Record Date.

Name	Number of Shares(1)	Percent(1)
BlackRock, Inc.(2)	4,402,160	10.1%
The Vanguard Group, Inc.(3)	3,392,870	7.8%
Holger P. Aschke(4)	11,803	*
Hwan-yoon F. Chung(5)	17,532	*
Howard I. Hoffen(6)	22,173	*
Myles Jones (7)	18,232	*
Arthur T. Katsaros(8)	49,684	*
John F. Lehman(9)	48,784	*
Gen. Robert Magnus, USMC (Retired)(10)	22,771	*
Dennis S. Marlo(11)	50,986	*
Michael J. Schmidtlein(12)	62,790	*
Todd M. Sechrist(13)	53,711	*
David M. Shaffer(14)	86,029	*
Paul J. Tufano(15)	7,418	*
All current directors and named executive officers as a group (12 persons)(16)	451,913	1.4%

*	Does not exceed 1% of the class based on 43,401,255 shares of common stock outstanding as of June 8, 2017.

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including, with respect to each director and named executive officer, options exercisable by such owner or restricted stock units that vest within 60 days of the record date of June 8, 2017. The numbers of shares reflected in this table have been rounded to the nearest whole number.

(2)

Includes Blackrock (Netherlands) B.V. BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust

Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, BlackRock Investment Management, LLC, BlackRock Life Limited. Information about BlackRock, Inc. is derived from its Schedule 13G/A filed with the SEC on February 8, 2017. The principal business office address is 55 East 52nd Street, New York, NY 10055.

(3)	Includes Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. Information about The Vanguard Group, Inc. is derived from its Schedule 13G/A filed with the SEC on February 9, 2017. The principal business office address is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)	Mr. Aschke holds sole voting and investment power over 7,573 shares. The number and percentage of shares beneficially owned by Mr. Aschke include 4,230 shares subject to vested stock options, but exclude 13,833.9157 unvested performance and market share units, 6,016.3575 unvested restricted stock units and 16,718 shares subject to unvested stock options.

(5)	Mr. Chung does not exercise shared voting or investment power over any shares. The number and percentage of shares include 17,531.8069 deferred stock units, for which Mr. Chung does not have voting and investment power. Mr. Chung disclaims beneficial ownership of 4,641.1740 of such shares.

(6)	Mr. Hoffen is a Managing Director of Metalmark and does not exercise shared voting or investment power over any shares. The number and percentage of shares include 22,172.9808 deferred stock units, for which Mr. Hoffen does not have voting and investment power, which are beneficially owned by Metalmark. Mr. Hoffen disclaims beneficial ownership of such shares as a result of his employment arrangement with Metalmark, except to the extent that their pecuniary interest therein is ultimately realized.

(7)	Mr. Jones holds sole voting and investment power over 14,002 shares. The number and percentage of shares beneficially owned by Mr. Jones include 4,230 shares subject to vested stock options, but exclude 13,220.7080 unvested performance and market share units, 5,840.6416 unvested restricted stock units and 16,718 shares subject to unvested stock options.

(8)	Mr. Katsaros holds sole voting and investment power over 5,915 shares. The number and percentage of shares beneficially owned by Mr. Katsaros include 17,531.8069 deferred stock units, for which Mr. Katsaros does not have voting and investment power, and 26,237.6473 vested restricted stock units owned by Mr. Katsaros, which are deferred under the Director Plan, for which Mr. Katsaros does not have voting or investment power, but exclude 400.9447 unvested restricted stock units owned by Mr. Katsaros deferred under the Director Plan.

(9)	Mr. Lehman holds sole voting and investment power over 6,782 shares. The number and percentage of shares beneficially owned by Mr. Lehman include, 17,531.8069 deferred stock units, for which Mr. Lehman does not have voting and investment power, and 24,469.7420 vested restricted stock units owned by Mr. Lehman, which are deferred under the Director Plan, for which Mr. Lehman does not have voting or investment power, but exclude 180.4843 unvested restricted stock units and 7,670.3371 vested restricted stock units owned by Mr. Lehman deferred under the Director Plan.

(10)	Gen. Magnus does not exercise shared voting and investment power over any shares. The number and percentage of shares beneficially owned by Gen. Magnus include 17,531.8069 deferred stock units, for which Gen. Magnus does not have voting and investment power, and 5,239.2956 vested restricted stock units owned by Gen. Magnus, which are deferred under the Director Plan, for which Gen. Magnus does not have voting or investment power.

(11)	Mr. Marlo holds sole voting and investment power over 21,976 shares. The number and percentage of shares beneficially owned by Mr. Marlo include 17,531.8069 deferred stock units, for which Mr. Marlo does not have voting and investment power, and 11,477.9140 vested restricted stock units owned by Mr. Marlo, which are deferred under the Director Plan, for which Mr. Marlo does not have voting or investment power, but exclude 70.1561 unvested restricted stock units owned by Mr. Marlo deferred under the Director Plan.

(12)	Mr. Schmidtlein holds shared voting or investment power over 37,001 shares. The number and percentage of shares beneficially owned by Mr. Schmidtlein include 25,789 shares subject to vested stock options, but exclude 32,539.9336 unvested performance and market share units, 8,308.0890 unvested restricted stock units and 32,805 shares subject to unvested stock options.

(13)	Mr. Sechrist holds shared voting or investment power over 33,354 shares. The number and percentage of shares beneficially owned by Mr. Sechrist include 20,357 shares subject to vested stock options, and exclude 26,848.3442 unvested performance and market share units, 8,308.0890 unvested restricted stock units and 31,045 shares subject to unvested stock options.

(14)	Mr. Shaffer holds shared voting or investment power over 51,154 shares. The number and percentage of shares beneficially owned by Mr. Shaffer include 34,875 shares subject to vested stock options, and exclude 59,577.8707 unvested performance and market share units, 22,903.4108 unvested restricted stock units and 81,433 shares subject to unvested stock options.

(15)	Mr. Tufano does not exercise shared voting and investment power over any shares. The number and percentage of shares beneficially owned by Mr. Tufano include 5,788.4679 deferred stock units, for which Mr. Tufano does not have voting and investment power, and 1,629.9675 vested restricted stock units owned by Mr. Tufano, which are deferred under the Director Plan, for which Mr. Tufano does not have voting or investment power, but exclude 149.3116 unvested restricted stock units owned by Mr. Tufano deferred under the Director Plan.

(16)	Such persons hold shared or sole voting or investment power over 177,757 shares. The number and percentage of shares beneficially owned by such persons include 89,481 shares subject to vested stock options, 69,054.5664 vested restricted stock units, and 115,620.4832 deferred stock units for which such persons do not have voting and investment power, but exclude 52,028.1730 unvested restricted stock units, 146,020.7722 unvested performance and market share units, 178,719 shares subject to unvested stock options, and 7,670.3371 vested restricted stock units.

Proposal No. 4	Advisory Vote to Approve Named Executive Officer Compensation

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking stockholder input on our executive compensation as disclosed in this proxy statement. Based upon the results of a non-binding advisory vote on the issue of the frequency of holding future non-binding advisory votes to approve named executive officer compensation, the Board has determined that it will include an annual non-binding advisory vote to approve named executive officer compensation in our proxy materials until the next non-binding advisory vote on the frequency for holding such votes. The Board and the Compensation Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing the tools necessary to attract and retain the best talent.

As we describe in the Compensation Discussion and Analysis beginning on page 28, our executive compensation program is designed to create incentives both for strong operational performance in the current year and for the long-term benefit of the company, thereby closely aligning the interests of management with the interests of our stockholders. In evaluating our executive compensation program, key considerations include:

∎	Our compensation program is based on setting aggressive operating plan goals that are achievable in light of current market conditions and create of stockholder value.

∎

At the executive level, the majority of compensation is equity-based, vests over time and is tied directly to performance and long-term stockholder value. Stock ownership requirements for our executive officers ensure that our management team is incentivized to act in the best interests of our stockholders.

∎	We maintain an appropriate balance between base salary and short-and long-term incentive opportunities offered to the named executive officers.

∎	The Compensation Committee engaged an independent compensation consultant that does not provide services to management and that had no relationship with management before the engagement.

∎

We believe our executive compensation program results in reasonable and rational compensation decisions, allowing us to set aggressive goals while not encouraging excessive risk-taking that could be detrimental to our stockholders.

For these reasons, the Board recommends stockholders vote in favor of the following resolution:

“Resolved, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Approval of Proposal No. 4 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

The Board of Directors recommends a vote “FOR” approval of executive compensation

OTHER INFORMATION

Stockholder Proposals or Nominations

Any stockholder who desires to submit a proposal for inclusion in the proxy materials relating to our 2018 Annual Meeting of Stockholders in accordance with the rules of the SEC must submit such proposal in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605, Attn: Joseph G. Lewis, Vice President, General Counsel, Chief Compliance Officer, and Secretary, no later than February 19, 2018.

In accordance with our bylaws, a stockholder who desires to propose a matter for consideration at an annual meeting of stockholders, even if the proposal is not submitted by the deadline for inclusion in our proxy materials, must comply with the procedures specified in our bylaws, including providing notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2018 Annual Meeting of Stockholders, this period will begin on April 4, 2018, and end on May 4, 2018.

In accordance with our bylaws, a stockholder who desires to nominate candidates for election to the Board must comply with the proceeding specified in the bylaws, including providing proper notice of the nomination in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2018 Annual Meeting of Stockholders, this period will begin on April 4, 2018 and end on May 4, 2018.

If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, proxy holders may exercise discretionary voting authority under proxies that we solicit to vote in accordance with their best judgment on any such stockholder proposal or nomination.

Reduce Duplicate Mailings

Only one Notice of Internet Availability will be sent to those stockholders who share a single household and who have consented to receive a single copy of such annual meeting materials. This practice, known as “householding,” is designed to reduce expenses and conserve natural resources. Householding will continue until you are notified otherwise or until one or more stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. However, if any stockholder residing at such an address desires to receive a separate Notice of Internet Availability or Proxy Statement and Annual Report in the future, he or she may telephone our Investor Relations Department at (610) 236-4040 or write to Investor Relations at EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605 or by e-mail through the Investors and Governance link at www.enersys.com. If you are receiving multiple copies of our Notice of Internet Availability, please request householding by contacting Investor Relations in the same manner. If you are a stockholder of record, you can elect to access future Notices of Internet Availability electronically following the instructions provided if you vote by Internet or by telephone, or by marking the appropriate box on your proxy form if one has been requested. If you choose this option, your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of our common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Other Matters

If any other item or proposal properly comes before the Annual Meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC or incident to the conduct of the Annual Meeting, then the proxies will be voted in accordance with the discretion of the proxy holders, including to vote to adjourn the Annual Meeting for the purpose of soliciting proxies to vote in accordance with the Board’s recommendation on any of the proposals to be considered.

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by the Board of Directors of EnerSys. The cost of soliciting proxies in the enclosed form will be borne by EnerSys. Officers and regular employees of EnerSys may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Incorporation by Reference

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this Proxy Statement or future filings made by us under those statutes, the information included under the caption “Compensation Committee Report” and those portions of the information included under the caption “Audit Committee Report” required by the SEC’s rules to be included therein, shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes, except to the extent that we specifically incorporates these items by reference.

Annual Report for Fiscal Year 2017

EnerSys’ Annual Report to the Stockholders for the year ended March 31, 2017, is enclosed herewith. EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2017, has been combined with the Annual Report to Stockholders, as permitted by SEC rules. The Annual Report is furnished to stockholders for their information. No part of the Annual Report is incorporated by reference herein.

UPON REQUEST OF ANY STOCKHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED MARCH 31, 2017, INCLUDING A LIST OF THE EXHIBITS THERETO, REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO INVESTOR RELATIONS, ENERSYS, 2366 BERNVILLE ROAD, READING, PENNSYLVANIA 19605, OR BY CALLING ENERSYS INVESTOR RELATIONS DIRECTLY AT (610) 236-4040. EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF ENERSYS COMMON STOCK ENTITLED TO VOTE AT THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

Joseph G. Lewis Vice President, General Counsel, Chief Compliance Officer & Secretary

APPENDIX A

Full Text of the Proposed EnerSys 2017 Equity Incentive Plan

ENERSYS

2017 EQUITY INCENTIVE PLAN

1.	Purpose.

The EnerSys 2017 Equity Incentive Plan (the “Plan”) is intended to provide an incentive to employees and non-employee directors of EnerSys, a Delaware corporation (the “Company”), and its Subsidiaries to remain in the service of the Company and its Subsidiaries and to align their interest in the success of the Company with the long-term interests of the Company’s stockholders. The Plan seeks to promote the highest level of performance by providing an economic interest in the long-term performance of the Company.

2.	Definitions.

For purposes of the Plan, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” or “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means an agreement between the Company and an Eligible Person providing for the grant of an Award hereunder, which may be in electronic form.

“Award” means any Option, Stock Appreciation Right, Restricted Shares, Bonus Shares, Stock Unit, Performance Share, Performance Compensation, or other incentive payable in cash or in shares of Common Stock as may be designated by the Compensation Committee from time to time under the Plan.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Act.

“Beneficiary” or “Beneficiaries” means the person(s) designated by a Participant or such Participant’s Permitted Transferee in writing to the Company to receive payments or other distributions or rights pursuant to the Plan upon the death of such Participant or such Participant’s Permitted Transferee. If no Beneficiary is so designated or if no Beneficiary is living at the time a payment, distribution, or right becomes payable or distributable pursuant to the Plan, such payment, distribution, or right shall be made to the estate of the Participant or a Permitted Transferee thereof. The Participant or Permitted Transferee, as the case may be, shall have the right to change the designated Beneficiaries from time to time by written instrument filed with the Compensation Committee in accordance with such rules as may be specified by the Compensation Committee.

“Board of Directors” means the Board of Directors of the Company.

“Bonus Shares” mean an Award of shares of Common Stock granted under Section 9 that are fully vested when granted.

“Cashless Exercise” means an exercise of Vested Options outstanding under the Plan through (a) the delivery of irrevocable instructions to a broker to make a sale of a number of Option Shares that results in proceeds thereon in an amount required to pay the aggregate exercise price for all the shares underlying such Vested Options being so exercised (and any required withholding tax) and to deliver such proceeds to the Company in satisfaction of such aggregate exercise price (and any required withholding tax) or (b) any other surrender to the Company of Option Shares or Vested Options outstanding under the Plan to satisfy the applicable aggregate exercise price (and any withholding tax) required to be paid upon such exercise.

“Cause” means, with respect to any Participant, (a) “cause” as defined in an employment agreement applicable to the Participant (so long as any act or omission constituting “cause” for such purpose was willful), or (b) in the case of a Participant who does not have an employment agreement that defines “cause”: (i) any act or omission that constitutes a material breach by the Participant of any of such Participant’s obligations under such Participant’s employment agreement (if any) with the Company or any of its Subsidiaries, the applicable Agreement or any other agreement with the Company or any of its Subsidiaries; (ii) the willful and continued failure or refusal of the Participant substantially to perform the duties required of such Participant as an employee of the Company or any of its Subsidiaries, or performance significantly below the level required or expected of the Participant, as determined by the Compensation Committee; (iii) any willful violation by the Participant of any federal or state law or regulation applicable to the business of the Company or any of its Subsidiaries or Affiliates, or the Participant’s commission of any felony or other crime involving moral turpitude, or any willful perpetration by the Participant of a common law fraud; or (iv) any other misconduct by the Participant that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its Subsidiaries or Affiliates.

“Change in Control” means the occurrence of any one of the following (unless otherwise provided in an Agreement):

(a) any Person, including any “group,” as defined in Section 13(d)(3) of 1934 Act, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company’s then Outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a Qualifying Business Combination described in paragraph (c) below or who becomes such a Beneficial Owner as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

(b) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board of Directors: individuals who, as of the 2004 Closing, constitute the Board of Directors and any new director whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least 66-2/3% of the directors then still in office who either were directors at the 2004 Closing or whose appointment, election or nomination for election was previously so approved or recommended; or

(c) there is consummated a reorganization, merger or consolidation of the Company with, or sale or other disposition of at least 80% of the assets of the Company in one or a series of related transactions to, any other Person (a “Business Combination”), other than a Business Combination that would result in the voting securities of the Company Outstanding immediately prior to such Business Combination continuing to represent (either by remaining Outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof Outstanding immediately after such Business Combination (a “Qualifying Business Combination”); or

(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the Outstanding securities of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

“Code” means the Internal Revenue Code of 1986, as amended, including the rules and regulations promulgated thereunder.

“Common Stock” means shares of Common Stock, par value $0.01 per share, of the Company.

“Compensation Committee” means the Compensation Committee of the Board of Directors or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. The committee shall consist of no fewer than two members of the Board of Directors, each of whom is (i) a “non-employee director” within the meaning of Rule 16b-3 under the 1934 Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) an “independent director” for purpose of the rules of the principal U.S. national securities exchange on which the Shares are traded, to the extent required by such rules.

“Competing Business” means a business or enterprise (other than the Company and its direct or indirect Subsidiaries and other Affiliates) that is engaged in any or all of the following activities: the design, manufacture, importing, development, distribution, marketing, or sale of:

(a) motive power batteries and chargers (including, without limitation, batteries, chargers and accessories for industrial forklift trucks, other materials handling equipment, and other commercial electric powered vehicles);

(b) reserve power batteries, chargers and accessories (including, without limitation, standby batteries and power supply equipment for wireless and wireline telecommunications applications, such as central telephone exchanges, microwave relay stations, and switchgear and other instrumentation control systems and those used in utility industries, uninterruptible power supplies and other applications requiring stored energy solutions including medical, aerospace and defense systems, and outdoor equipment enclosure solutions);

(c) stationary and DC power systems, battery management systems, power control systems, and any consulting and/or turnkey services relating thereto (including the design, engineering, installation or service thereof); or

(d) any other product of any kind or type which the Company or any of its Affiliates (i) now makes or (ii) hereafter makes or researches or develops at any time during the Participant’s employment hereunder or with the Company, such as, for example, lithium-ion, nickel-zinc cells or batteries, enclosures or lithium products such as those used in space or medical applications.

“Date of Grant” means the date of grant of an Award as set forth in the applicable Agreement.

“Delay Period” shall have the meaning set forth in Section 24.

“Effective Date” shall have the meaning set forth in Section 25.

“Eligible Persons” means employees and non-employee directors of the Company and its Subsidiaries.

“Fair Market Value” means, with respect to a share of Common Stock on any relevant day, (a) if such Common Stock is traded on a national securities exchange, the closing price on such day, or if the Common Stock did not trade on such day, the closing price on the most recent preceding day on which there was a trade, (b) if such Common Stock is quoted on an automated quotation system, the closing price on such day, or if the Common Stock did not trade on such day, the mean between the closing bid and asked prices on such day, or (c) in all other cases, the “fair market value” as determined by the Compensation Committee in good faith and using such financial sources as it deems relevant and reliable (but in any event not less than fair market value within the meaning of Code Section 409A).

“Good Reason” means, with respect to any Participant, (a) “good reason” as defined in an employment agreement applicable to such Participant, or (b) in the case of a Participant who does not have an employment agreement that defines “good reason,” a failure by the Company to pay material compensation due and payable to the Participant in connection with such Participant’s employment.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined in Code Section 422 or any successor provision.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Option” means a right to purchase Common Stock granted pursuant to Section 8.

“Option Price” means, with respect to any Option, the exercise price per share of Common Stock to which it relates.

“Option Shares” means the shares of Common Stock acquired by a Participant upon exercise of an Option.

“Outstanding,” with respect to any share of Common Stock, means, as of any date of determination, all shares that have been issued on or prior to such date, other than shares repurchased or otherwise reacquired by the Company or any Affiliate thereof, on or prior to such date.

“Participant” means any Eligible Person who has been granted an Award.

“Performance Compensation” has the meaning set forth in Section 12(b).

“Performance Share” has the meaning set forth in Section 12(a).

“Permanent Disability,” with respect to any Participant who is an employee of the Company or any of its Subsidiaries, shall be defined in the same manner as such term or a similar term is defined in an employment agreement applicable to the Participant or, in the case of a Participant who does not have an employment agreement that defines such term or a similar term, means that the Participant is unable to perform substantially all such Participant’s duties as an employee of the Company or any of its Subsidiaries by reason of illness or incapacity for a period of more than six months, or six months in the aggregate during any 12-month period, established by medical evidence reasonably satisfactory to the Compensation Committee.

“Permitted Transferee” means, (a) with respect to outstanding shares of Common Stock held by any Participant, (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), or (iii) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders, and (b) with respect to Awards, or any other share of Common Stock issued as or pursuant to any Award, held by any Participant, (i) any Person to whom such Awards or other shares are transferred by will or the laws of descent and distribution or (ii) the Company.

“Person” means an individual, a partnership, a joint venture, a corporation, an association, a trust, an estate or other entity or organization, including a government or any department or agency thereof.

“Prior Plans” mean the EnerSys 2010 Equity Incentive Plan, as amended and restated from time to time, the EnerSys Amended and Restated 2006 Equity Incentive Plan, and the EnerSys 2004 Equity Incentive Plan.

“Qualifying Performance Criteria” has the meaning set forth in Section 14(a) of the Plan.

“Restricted Shares” mean shares of Common Stock awarded to a Participant subject to the terms and conditions of the Plan under Section 9, the rights of ownership of which are subject to restrictions prescribed by the Compensation Committee.

“Retirement,” with respect to any Participant who is an employee of the Company or any of its Subsidiaries, unless otherwise provided in a company policy or approved by the Committee or Administrator, means resignation or termination of employment (other than termination for Cause) upon the first to occur of the Participant’s attaining (a) age 65 or (b) age 60 with 10 years of service with the Company or a Subsidiary (including years of service granted by the Company or a Subsidiary as a result of a merger, acquisition, or other transaction); further provided that the Compensation Committee may determine in its sole discretion that a resignation or termination of employment under other circumstances shall be considered “Retirement” for purposes of the Plan.

“Stock Appreciation Right” means a right that entitles the Participant to receive, in cash or Common Stock (as determined by the Compensation Committee in its sole discretion) value equal to or otherwise based on the excess of (a) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over (b) the exercise price of the right, as established by the Compensation Committee on the Date of Grant.

“Stock Unit” means an Award granted under Section 11 denominated in units of Common Stock.

“Subsidiary” means any corporation in which more than 50% of the total combined voting power of all classes of stock is owned, either directly or indirectly, by the Company or another Subsidiary.

“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

“Vested Options” means, as of any date of determination, Options that by their terms have vested and are exercisable on such date.

“Vested Restricted Shares” means, as of any date of determination, Restricted Shares that by their terms have vested as of such date.

A “Wrongful Solicitation” shall be deemed to occur when a Participant or former Participant directly or indirectly (except in the course of such Participant’s employment with the Company), for the purpose of conducting or engaging in a Competing Business, calls upon, solicits, advises or otherwise does, or attempts to do, business with any Person who is, or was, during the then most recent 12-month period, a customer of the Company or any of its Affiliates, or takes away or interferes or attempts to take away or interfere with any custom, trade, business, patronage or affairs of the Company or any of its Affiliates, or hires or attempts to hire any Person who is, or was during the most recent 12-month period, an employee, officer, representative or agent of the Company or any of its Affiliates, or solicits, induces, or attempts to solicit or induce any person who is an employee, officer, representative or agent of the Company or any of its Affiliates to leave the employ of the Company or any of its Affiliates, or violate the terms of their contract, or any employment agreement, with it.

3.	Administration of the Plan.

Members of the Compensation Committee. The Plan shall be administered, and Awards shall be granted hereunder, by the Compensation Committee.

Authority of the Compensation Committee. Subject to Section 3(a), the Compensation Committee shall have full discretionary power and authority, subject to such resolutions not inconsistent with the provisions of the Plan or applicable law as may from time to time be adopted by the Board, to (a) interpret and administer the Plan and any instrument or agreement entered into under the Plan (including determining the terms and conditions of all Awards, any vesting schedules, and any waivers or acceleration thereof), (b) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, and (c) make any determination and take any other action that the Compensation Committee deems necessary or desirable for administration of the Plan. For the avoidance of doubt, the minimum vesting restriction set forth in Section 6 below does not apply to the Compensation Committee’s discretion to provide in the terms of an Award or otherwise for accelerated exercisability or vesting of any Award upon the occurrence of one or more events other than completion of a service period, including an involuntary termination of employment, Retirement, death, disability or a Change in Control. All questions of interpretation, administration, and application of the Plan shall be determined in good faith by a majority of the members of the Compensation Committee then in office, except that the Compensation Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Compensation Committee, and the determination of such majority shall be final and binding in all matters relating to the Plan. Notwithstanding the foregoing, any action or determination by the Compensation Committee specifically affecting or relating to an Award to a non-employee director shall require the prior approval of the Board of Directors.

(a) To the extent not inconsistent with applicable law, including Section 162(m) of the Code, with respect to Awards intended to comply with the performance-based compensation exception under Section 162(m), or the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded, the Compensation Committee may (i) delegate to a committee of one or more directors of the Company any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards and (ii) authorize one or more executive officers to do one or more of the following with respect to employees who are not directors or executive officers of the Company (A) designate employees to be recipients of Awards, (B) determine the number of Shares subject to such Awards to be received by such employees and (C) cancel or suspend Awards to such employees; provided that (x) any resolution of the Committee authorizing such officer(s) must specify the total number of Shares subject to Awards that such officer(s) may so award and (y) the Committee may not authorize any officer to designate himself or herself as the recipient of an Award.

4.	Number of Shares Issuable in Connection with Awards.

(a) Limit. As of the Effective Date and subject to adjustment as provided in Section 16(a), the maximum aggregate number of shares of Common Stock that may be issued in connection with Awards granted under the Plan is 4,173,554 shares, less one (1) Share for every one (1) Share that was subject to an option or stock appreciation right granted after March 31, 2017 and prior to the Effective Date under any Prior Plan and 2.74 Shares for every one (1) Share that was subject to an award other than an option or stock appreciation right granted after March 31, 2017 and prior to the Effective Date under any Prior Plan. Any Shares that are subject to Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted, and any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 2.74 Shares for every one (1) Share granted. No more than the maximum aggregate number of shares that may be used under the Plan, as stated in this Section 4(a), may be granted as incentive stock options. Upon the Effective Date, no further awards may be made from the Prior Plans. Notwithstanding the foregoing, shares subject to a tandem SAR shall be charged against the authorized shares only once for the overall number of shares subject thereto and not for both the number of shares subject to the tandem SAR portion of the Award and the number of shares subject to the Option portion of the Award. The provisions of the preceding sentence shall apply whether an exercised tandem SAR is settled in cash or stock, or partly in both.

Subject to adjustment as provided in Section 16(a), no Participant may be granted (i) Options or Stock Appreciation Rights during any calendar year with respect to more than 300,000 Shares and (ii) Awards other than Options or Stock Appreciation Rights during any calendar year that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in Shares under which more than 150,000 Shares may be earned for each twelve (12) months in the vesting period or performance period. During any calendar year no Participant may be granted Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in cash under which more than may $5,000,000 may be earned for each twelve (12) months in the performance period. Each of the limitations in this section shall be multiplied by two (2) with respect to Awards granted to a Participant during the first twelve (12) months following the date on which the Participant commenced employment with the Company and its Subsidiaries. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable limitation in this Section).

(b) Replenishment Provisions. Shares subject to any Awards (or awards under any Prior Plan) that expire without being exercised or that are forfeited, or otherwise terminate or are settled in cash (in whole or in part), such Shares shall, to the extent of such expiration, forfeiture, termination or cash-settlement, be added to the Shares available for future grants of Awards under the Plan, provided that shares subject to a tandem SAR shall be replenished only once for the overall number of shares subject thereto and not for both the number of shares subject to the tandem SAR portion of the Award and the number of shares subject to the Option portion of the Award. Shares subject to Awards that have been retained by the Company or tendered by a Participant in payment or satisfaction of the exercise/purchase price or tax withholding obligation of an Option or Stock Appreciation Right Award shall not be added back to the overall Share limit set forth in paragraph (a) above and shall not be available for future Awards under the Plan. Shares subject to Awards that have been retained by the Company or tendered by a Participant in payment or satisfaction of tax withholding obligations of an Award other than an Option or Stock Appreciation Right shall be added back to the overall Share limit set forth in paragraph (a) above and shall be available for future Awards under the Plan. The Company shall not be under any obligation, however, to make any such future Awards.

(c) Substitute Awards. Substitute Awards issued by the Company in connection with an acquisition or other corporate transaction shall not count against the total share limitation or the per-Participant annual limitation, each as set forth in paragraph (a) above, nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or a Subsidiary prior to such acquisition or combination.

(d) Limit on Awards to Directors. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value of Shares (computed as of the date of grant in accordance with applicable financial accounting rules) subject to Awards granted under this Plan, together with any cash compensation earned and paid or payable, for services rendered during any calendar year to any one Director shall not exceed $600,000. For the avoidance of doubt, any compensation that is deferred shall be counted towards the foregoing limit for the year in which the compensation is earned (and not counted in the year it is paid/settled), and no interest or other earnings on such compensation shall count towards the limit.

(e) Adjustments. The limits provided for in this Section 4 shall be subject to adjustment as provided in Section 16(a).

5.	Eligible Persons.

Awards may be granted or offered only to Eligible Persons. The Compensation Committee shall have the authority to select the individual Participants to whom Awards may be granted from among such class of Eligible Persons and to determine the number and form of Awards to be granted to each Participant.

6.	Agreement; Minimum Vesting Requirement.

The terms and conditions of each grant or sale of Awards shall be embodied in an Agreement in a form approved by the Compensation Committee, which shall contain terms and conditions not inconsistent with the Plan and which shall incorporate the Plan by reference. Each Agreement shall: (a) state the date as of which the Award was granted or sold, and (i) in the case of Options and Stock Appreciation Rights, set forth the number of Options and Stock Appreciation Rights being granted to the Participant and the applicable Option Price and/or exercise price (for Stock Appreciation Rights) and expiration date(s), and (ii) in the case of Restricted Shares and other Awards, set forth the number of Restricted Shares or other Awards being granted or offered to the Participant and, if applicable, the purchase price or other consideration for such Restricted Shares or other Awards; (b) set forth the vesting schedule (in accordance with this Section 6); (c) set forth any other terms and conditions established by the Compensation Committee; (d) be signed by the recipient of the Award and a person designated by the Compensation Committee; and (e) be delivered to the recipient of the Award.

Notwithstanding any other provision of the Plan to the contrary, vesting of equity-based Awards shall be contingent upon the completion of a service period of at least one year with respect to the Award; provided, that, the Compensation Committee may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan, pursuant to Section 4(a) (subject to adjustment under Section 16(a)).

7.	Restrictions on Transfer.

(a) Restrictions on Transfer. No Restricted Share, Bonus Share, Performance Share, or Option Share or other share of Common Stock issued as or pursuant to any Award may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of (or made the subject of any derivative transaction) to or with any third party (other than a Permitted Transferee); provided, however, that any such restriction on transfer shall terminate as to any such share when such share is no longer subject to any term, condition or other restriction under the Plan (other than Section 7(b)). No Option, Stock Appreciation Right, Stock Unit, or other Award not in the form of a share of Common Stock may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of (or made the subject of any derivative transaction) to or with any third party other than a Permitted Transferee. Each Permitted Transferee (other than the Company) by will or the laws of descent and distribution or otherwise, of any Award (or share issued in respect thereof) shall, as a condition to the transfer thereof to such Permitted Transferee, execute an agreement pursuant to which it shall become a party to the Agreement applicable to the transferor.

(b) No Participant will, directly or indirectly, offer, sell, assign, transfer, grant or sell a participation in, create any encumbrance on or otherwise dispose of any Award or any Shares with respect thereto (or solicit any offers to buy or otherwise acquire, or take a pledge of, any Award or any Shares with respect thereto), in any manner that would conflict with or violate the 1933 Act.

8.	Options.

(a) Terms of Options Generally. The Compensation Committee may grant Options designated as Incentive Stock Options or Nonqualified Stock Options. Options may be granted to any Eligible Person. Each Option shall entitle the Participant to whom such Option was granted to purchase, upon payment of the relevant Option Price, one share of Common Stock. Options granted under the Plan shall comply with the following terms and conditions:

(i) Option Price.

A. The Option Price for shares purchased under an Option shall be as determined by the Compensation Committee, but shall not be less than the Fair Market Value of the Common Stock as of the Date of Grant, except in the case of Substitute Awards issued by the Company in connection with an acquisition or other corporate transaction.

B. The Option Price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option Price and the number of shares purchased, together with any amounts required to be withheld for tax purposes under Section 17(c) of this Plan. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Compensation Committee for that purchase, which forms may (but are not required to) include:

(1) cash;

(2) check or wire transfer;

(3) tendering (either actually or by attestation) shares of Common Stock already owned by the Participant, in accordance with any applicable laws or accounting rules;

(4) to the extent permitted by applicable law, Cashless Exercise; or

(5) such other consideration as the Compensation Committee may permit in its sole discretion; provided, however, that any Participant may, at any time, exercise any Vested Option (or portion thereof) owned by such Participant pursuant to a Cashless Exercise without any prior approval or consent of the Compensation Committee.

(ii) Vesting of Options. Each Option shall vest and become exercisable on such terms and conditions as shall be prescribed by the Compensation Committee.

(iii) Duration of Options. Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be as established for that Option by the Compensation Committee but in no event shall be greater than ten years from the Date of Grant.

(iv) Exercise Following Termination of Employment. Upon termination of a Participant’s employment with the Company and its Subsidiaries, unless otherwise provided in an Agreement or as determined by the Compensation Committee in its sole discretion, the following terms and conditions shall apply:

A. if the Participant’s employment is terminated by the Company other than for Cause, or as a result of the Participant’s resignation for Good Reason, or as a result of death, Permanent Disability or Retirement, the Participant (or, in the case of the Participant’s death, such Participant’s Beneficiary) may exercise any Options, to the extent vested as of the date of such termination, at any time until the earlier of (I) 60 days (three years, in the case of Retirement) following the date of such termination of employment, and (II) the expiration of the Option under the provisions of clause (iii) above; and

B. if the Participant’s employment is terminated by the Company for Cause, or as a result of the Participant’s resignation other than for Good Reason or Retirement, all of the Participant’s Options (whether or not vested) shall expire and be canceled without any payment therefor as of the date of such termination.

Any Options not exercised within the applicable time period specified above shall expire at the end of such period and be canceled without any payment therefor.

(v) Extension of Termination Date. An Agreement for an Option may provide that if the exercise of the Option following the termination of the Participant’s employment for any reason would be prohibited at any time because the issuance of the shares of Common Stock would violate the registration requirements under the 1933 Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, the Option shall terminate on the earlier of (A) the expiration of the term of the Option in accordance with subsection (iv) above or (B) the expiration of a period after termination of the Participant’s employment that is thirty (30) days after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.

(vi) Certain Restrictions. Options granted hereunder shall be exercisable during the Participant’s lifetime only by the Participant.

(vii) Stockholder Rights; Option and Share Adjustments. A Participant shall have no rights as a stockholder with respect to any shares of Common Stock issuable upon exercise of an Option until a certificate or certificates evidencing such shares shall have been issued to such Participant. Except as otherwise provided by the Board of Directors, no adjustment (including an adjustment of an Option’s exercise price) shall be made with respect to (A) outstanding Options for dividends or other distributions, whether made with respect to Common Stock or otherwise (except as pursuant to Section 16), or (B) dividends, distributions or other rights in respect of any share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record thereof.

(viii) Incentive Stock Options. Incentive Stock Options granted under this Plan shall be subject to the following additional conditions, limitations, and restrictions:

A. Incentive Stock Options may be granted only to employees of the Company or a Subsidiary or parent corporation of the Company, within the meaning of Code Section 424.

B. No Incentive Stock Option may be granted under this Plan after the 10-year anniversary of the date on which the Plan is adopted by the Board or, if earlier, the date on which the Plan is approved by the Company’s stockholders.

C. The aggregate Fair Market Value (as of the Date of Grant) of the Common Stock with respect to which the Incentive Stock Options awarded to any Participant first become exercisable during any calendar year may not exceed $100,000. For purposes of the $100,000 limit, the Participant’s Incentive Stock Options under this Plan and all other plans maintained by the Company and its Subsidiaries will be aggregated. To the extent any Incentive Stock Option would exceed the $100,000 limit, the Incentive Stock Option will thereafter be treated as a Nonqualified Stock Option for all purposes. No Incentive Stock Option may be granted to any individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary.

D. If the Compensation Committee exercises its discretion to permit an Incentive Stock Option to be exercised by a Participant more than three months after the termination of a Participant’s employment for any reason (or more than 12 months if the Participant is permanently and totally disabled, within the meaning of Code Section 22(e)), the Incentive Stock Option will thereafter be treated as a Nonqualified Stock Option for all purposes. For purposes of this subclause D, a Participant’s employment relationship will be treated as continuing uninterrupted during any period that the Participant is on military leave, sick leave or another Approved Leave of Absence if the period of leave does not exceed 90 consecutive days, or a longer period to the extent that the Participant’s right to reemployment with the Company or a Subsidiary is guaranteed by statute or by contract. If the period of leave exceeds 90 consecutive days and the Participant’s right to reemployment is not guaranteed by statute or contract, the employment relationship will be deemed to have ceased on the 91st day of the leave.

(ix) Additional Terms and Conditions. Each Option granted hereunder, and any shares of Common Stock issued in connection with such Option, shall be subject to such additional terms and conditions not inconsistent with the Plan as are prescribed by the Compensation Committee and set forth in the applicable Agreement.

(b) Unvested Options. Unless otherwise provided in an Agreement, upon termination of a Participant’s employment or service with the Company and its Subsidiaries, all Options granted to such Participant that have not theretofore vested (and which do not vest by reason of such termination of employment or service) shall terminate and be canceled without any payment therefor.

9.	Restricted Shares and Bonus Shares.

(a) Terms of Restricted Shares and Bonus Shares Generally. Restricted Shares and Bonus Shares awarded by the Compensation Committee shall not require payment of any consideration by Participants, except as otherwise determined by the Compensation Committee in its sole discretion.

(b) Restricted Shares and Bonus Shares shall comply with the following terms and conditions:

(i) Vesting. Any Awards of Restricted Shares or Bonus Shares shall vest in accordance with a vesting schedule to be specified by the Compensation Committee.

(ii) Stockholder Rights. Unless otherwise determined by the Compensation Committee in its sole discretion, a Participant shall have all rights of a stockholder as to the Restricted Shares and Bonus Shares awarded to such Participant, including the right to receive dividends (subject to the following paragraph) and the right to vote in accordance with the Company’s Certificate of Incorporation, subject to the restrictions set forth in the Plan and the applicable Agreement.

(iii) Dividends and Distributions. Any shares of Common Stock or other securities of the Company received by a Participant as a result of a stock distribution to holders of Restricted Shares or as a stock dividend or dividend equivalent on Restricted Shares or with respect to a Bonus Share Award shall be subject to the same restrictions as the underlying Award (and shall not be paid unless and until the underlying Award is vested), and all references to such Award shall be deemed to include such shares of Common Stock, dividend, dividend equivalent, or other securities.

(iv) Additional Terms and Conditions. Each Restricted Share and Bonus Share granted or offered for sale hereunder shall be subject to such additional terms and conditions not inconsistent with the Plan as are prescribed by the Compensation Committee and set forth in the applicable Agreement.

(c) Unvested Restricted Shares. Unless otherwise determined by the Compensation Committee in its sole discretion, upon termination of a Participant’s employment or service with the Company and its Subsidiaries, all Restricted Shares granted or sold to such Participant that have not theretofore vested (and that do not vest by reason of such termination of employment as may be provided in an Agreement or as determined by the Committee) shall terminate and be canceled without any payment therefor.

10.	Stock Appreciation Rights.

Stock Appreciation Rights may be granted to Participants either alone (“freestanding”) or in addition to or in tandem with other Awards granted under the Plan and may, but need not, relate to a specific Option granted hereunder. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. All Stock Appreciation Rights granted under the Plan shall be granted subject to the same terms and conditions applicable to Nonqualified Stock Options as set forth in Section 8(a); provided, however, that Stock Appreciation Rights granted in tandem with a previously granted Option shall have the terms and conditions as such Option. Subject to the provisions of Section 8, the Compensation Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Stock or cash as determined by the Compensation Committee in its sole discretion. Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Stock Appreciation Right, the maximum term of a Stock Appreciation Right shall be as established by the Compensation Committee but in no event shall be greater than ten years from the Date of Grant.

11.	Stock Units.

The Compensation Committee may also grant Awards of Stock Units under the Plan. A Stock Unit is an Award that is valued by reference to a Share (or multiple or partial Shares), which value may be paid to the Participant in Shares or cash as determined by the Committee in its sole discretion upon the satisfaction of vesting restrictions as the Committee may establish, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate. With respect to each grant of Stock Units, the Compensation Committee shall determine in its sole discretion the period or periods, including any conditions for determining such period or periods, during which any restrictions on full vesting shall apply (the “Unit Restriction Period”). The Compensation Committee may also make any Award of Stock Units subject to the satisfaction of other conditions, including the attainment of performance goals, or contingencies (“Unit Vesting Condition”), in order for a Participant to receive payment of such Stock Unit Award, which shall be established by the Compensation Committee at the Date of Grant thereof. The Compensation Committee may specify that the grant, vesting, or retention of any or all Stock Units shall be a measure based on one or more Qualifying Performance Criteria selected by the Compensation Committee and specified at the Date of Grant thereof. If required by Code Section 162(m), the Compensation Committee shall certify the extent to which any Qualifying Performance Criteria have been satisfied, and the amount payable as a result thereof, prior to payment of any Stock Units that are intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m). Awards of Stock Units shall be payable in Common Stock or cash as determined by the Compensation Committee in its sole discretion. The Compensation Committee may permit a Participant to elect to defer receipt of payment of all or part of any Award of Stock Units pursuant to rules and regulations adopted by the Compensation Committee. Unless the Compensation Committee provides otherwise at the Date of Grant of an Award of Stock Units, the provisions of Section 9 of this Plan relating to the vesting of Restricted Shares shall apply during the Unit Restriction Period or prior to the satisfaction of any Unit Vesting Condition for such Award.

12.	Performance Shares and Performance Compensation.

(a) The Compensation Committee may grant Awards of Performance Shares and designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares, the length of the performance period and the other terms and conditions of each such Award. An Award of Performance Shares shall mean a grant of a unit valued by reference to a designated number of Shares, or a unit valued by reference to a designated amount of cash or property other than Shares, in either case which value may be paid to the Participant upon the attainment of performance goals (which may be Qualifying Performance Criteria) and other terms and conditions, and which may be paid in Shares or cash, each as determined and specified by the Compensation Committee. Notwithstanding satisfaction of any performance goals, the number of shares issued under an Award of Performance Shares may be adjusted on the basis of such further considerations as the Compensation Committee shall determine, in its sole discretion, and subject to the requirements of Code Section 162(m), as applicable. However, the Compensation Committee may not, in any event, increase the number of shares earned upon satisfaction of any performance goal by any Participant subject to Code Section 162(m) to the extent such Section is applicable. The Compensation Committee, in its sole discretion, may make a cash payment equal to the Fair Market Value of the Common Stock otherwise required to be issued to a Participant pursuant to an Award of Performance Shares.

(b) The Compensation Committee may grant Awards in the form of a cash bonus to any Participant and designate such Award as Performance Compensation in order to qualify such Award as “performance-based compensation” under Code Section 162(m).

13.	Other Stock-Based Awards.

In addition to the Awards described in Sections 8 through 12, and subject to the terms of the Plan, the Compensation Committee may grant other Awards payable in shares of Common Stock under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate.

14.	Performance-Based Awards.

(a) Qualifying Performance Criteria. Awards of Options, Restricted Shares, Stock Units, Performance Shares, Bonus Shares, Performance Compensation and other Awards made pursuant to the Plan may be made subject to the attainment of performance goals relating to one or more business criteria. For purposes of the Plan, such business criteria shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination: (a) cash flow; (b) earnings (including, without limitation, gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization, and net earnings); (c) earnings per share; (d) growth in earnings or earnings per share; (e) stock price; (f) return on equity or average stockholders’ equity; (g) total stockholder return; (h) return on capital; (i) return on assets or net assets; (j) return on investment; (k) sales, growth in sales or return on sales; (l) income or net income; (m) operating income or net operating income; (n) operating profit or net operating profit; (o) operating margin; (p) return on operating revenue; (q) economic profit, (r) market share; (s) overhead or other expense reduction; (t) growth in stockholder value relative to various indices, including, without limitation, the S&P 500 Index or the Russell 2000 Index, (u) strategic plan development and implementation, (v) net debt, and (w) working capital (including components thereof) (collectively, the “Qualifying Performance Criteria”). To the extent required by or consistent with Code Section 162(m), the Compensation Committee may provide for the exclusion of the impact of an event or occurrence which the Compensation Committee determines should appropriately be excluded, including: (z) asset write-downs or write-ups, (aa) litigation, claims, judgments or settlements, (bb) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (cc) accruals for reorganization and restructuring programs, (dd) any extraordinary, unusual, infrequently occurring or non-recurring event, under applicable accounting provisions or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, and (ee) any other events as the Compensation Committee shall deem appropriate, if such adjustment is timely approved in connection with the establishment of Qualifying Performance Criteria. Such performance goals (and any exclusions) shall (i) be set by the Compensation Committee prior to the earlier of (i) 90 days after the commencement of the applicable performance period and the expiration of 25% of the performance period, and (ii) otherwise comply with the requirements of, Section 162(m) of the Code and the regulations thereunder.

(b) Any Qualifying Performance Criteria may be used to measure the performance of the Company as a whole or with respect to any business unit, subsidiary or business segment of the Company, either individually, alternatively or in any combination, and may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous period results or to a designated comparison group, in each case as specified by the Compensation Committee in the Award. Any performance goals that are financial metrics may be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP or under IASB Principles. To the extent required by Code Section 162(m), prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Code Section 162(m), the Compensation Committee shall certify the extent to which any such Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock). To the extent Code Section 162(m) is applicable, the Compensation Committee may not in any event increase the amount of compensation payable to a Participant subject to Code Section 162(m) upon the satisfaction of any Qualifying Performance Criteria.

(c) To the extent an Award is intended to qualify under Code Section 162(m), any language in the Award agreement, Compensation Committee resolutions, or other agreements and actions in connection with the Award, to the extent inconsistent with Section 162(m) shall be deemed interpreted and modified to the minimum extent necessary so that such Awards are compliant with Code Section 162(m).

15.	Certain Forfeitures.

In the event a Participant or former Participant engages in a Competing Business or in Wrongful Solicitation while in the employ of the Company or a Subsidiary, or during the period of 13 months immediately following termination of such employment, the following rules shall apply:

(a) all Awards then held by the Participant (whether vested or not) shall be forthwith forfeited without payment or other compensation of any kind; provided, however, that the Company shall remit to the Participant the lesser of (i) the amount (if any) such Participant paid for forfeited Awards and (ii) in the case of Restricted Shares or Performance Shares, the Fair Market Value of such Restricted Shares as of the date of termination;

(b) notwithstanding subclause (a), in the event Vested Restricted Shares or vested Performance Shares were disposed of (for or without receipt of value) during the period commencing one year prior to the initial engagement in a Competing Business or in Wrongful Solicitation through the 13-month anniversary of the Participant’s termination of employment with the Company or a Subsidiary, then, upon written demand by the Company, the Participant or former Participant, as the case may be, shall forthwith remit to the Company the Fair Market Value of such Vested Restricted Shares or vested Performance Shares, as determined on the date of disposition, less the amount (if any) paid by the Participant for such shares; and

(c) in the event Option Shares, Shares obtained pursuant to the exercise of a Stock Appreciation Right or other Shares obtained pursuant to Awards under the Plan (and not described in subparagraph (b)) were disposed of (for or without receipt of value) during the period commencing one year prior to the initial engagement in a Competing Business or in Wrongful Solicitation through the 13-month anniversary of the Participant’s termination of employment with the Company or a Subsidiary, then, upon written demand by the Company, the Participant or former Participant, as the case may be, shall forthwith remit to the Company the Fair Market Value of such Shares, as determined on the date of disposition, less the Option Price or other amount (if any) paid therefor.

16.	Effect of Certain Corporate Changes and Changes in Control.

(a) Dilution and Other Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards in a manner the Compensation Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the limitations in Section 4 (other than to Awards denominated in cash), the maximum number of Shares that may be issued pursuant to Incentive Stock Options and, in the aggregate or to any Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Compensation Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company); provided, however, that the number of Shares subject to any Award shall always be rounded down to a whole number. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Compensation Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

(b) Change in Control. Unless otherwise provided by the Committee either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of a Change in Control, (i) in the event of a Change in Control, upon and subject to the consummation of such Change in Control, all Awards shall be assumed and continued or an equivalent award substituted by the Company’s successor or a parent or subsidiary of such successor (provided, however, that performance-based Awards shall be subject to the terms of the individual Award Agreement); and in the event a Participant terminates employment for Good Reason, or is terminated by the Company without Cause on or within two years after a Change in Control described in this subsection (i), Awards not previously vested shall immediately become vested; or (ii) in the event of a Change in Control where the successor (or parent or subsidiary thereof) does not assume, continue or substitute the outstanding Awards, then subject to the consummation of the Change in Control, all Awards shall accelerate and vest in full (with performance-based Awards subject to the terms of the individual Award Agreements), and all Awards shall be cancelled in exchange for a payment in cash in an amount based on the Fair Market Value of the shares of Common Stock subject to the Award, less any Option Price, which amount may be zero if applicable.

17.	Miscellaneous.

(a) No Rights to Grants or Continued Employment or Engagement. No Participant shall have any claim or right to receive grants of Awards under the Plan. Neither the Plan nor any action taken or omitted to be taken hereunder shall be deemed to create or confer on any Participant any right to be retained in the employ or as a director of the Company or any Subsidiary or other Affiliate thereof, or to interfere with or to limit in any way the right of the Company or any Subsidiary or other Affiliate thereof to terminate the employment or other retention of such Participant at any time.

(b) Right of Company to Assign Rights and Delegate Duties. The Company shall have the right to assign any of its rights and delegate any of its duties hereunder to any of its Affiliates. The terms and conditions of any Award under the Plan shall be binding upon and shall inure to the benefit of the personal representatives, heirs, legatees, and permitted successors and assigns of the relevant Participant and the Company.

(c) Tax Withholding. The Company and its Subsidiaries may require the Participant to pay to the Company the amount of any taxes that the Company is required by applicable federal, state, local or other law to withhold with respect to the grant, vesting, or exercise of an Award. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied in full. The Compensation Committee may in its sole discretion permit or require a Participant to satisfy all or part of such Participant’s tax withholding obligations by (1) paying cash to the Company, (2) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested in the case of Restricted Shares), having a Fair Market Value equal to the tax withholding obligations, (3) surrendering a number of shares of Common Stock the Participant already owns, having a Fair Market

Value equal to the tax withholding obligations, or (4) entering into such other arrangement as is acceptable to the Compensation Committee in its sole discretion. The value of any shares withheld or surrendered may not exceed the maximum amount of tax permitted to be withheld that will not result in adverse financial accounting consequences to the Company (and otherwise shall comply with Company policy, subject to the discretion of the Compensation Committee). The Company and its Subsidiaries shall also have the right to deduct from any and all cash payments otherwise owed to a Participant any federal, state, local or other taxes required to be withheld with respect to the Participant’s participation in the Plan.

(d) No Restriction on Right of Company to Effect Corporate Changes. The Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or that are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(e) 1934 Act. Notwithstanding anything contained in the Plan or any Agreement to the contrary, if the consummation of any transaction under the Plan would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the 1934 Act, the Compensation Committee shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction to the extent necessary to avoid such liability.

(f) Securities Laws. Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the judgment of the Compensation Committee, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the 1933 Act and 1934 Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

(g) Severability. If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person, or would disqualify the Plan or any Award under any law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Compensation Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(h) Dividend Equivalents. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option or Stock Appreciation Right may, if so determined by the Compensation Committee, be entitled to receive, currently or on a deferred basis, amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Compensation Committee, in its sole discretion. The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested Notwithstanding the foregoing, Dividend Equivalents shall be subject to restrictions and risk of forfeiture to the same extent as the underlying Award and shall not be paid until and unless the underlying Award vests.

(i) Foreign Employees and Consultants. Awards may be granted to Participants who are foreign nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to employees or consultants providing services in the United States as may, in the judgment of the Compensation Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Compensation Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for employees or consultants on assignments outside their home country.

(j) Recoupment. By accepting an Award hereunder, the Participant acknowledges that the Award (and any Shares subject to such Award) is subject to the terms and conditions of the Company’s clawback/recoupment policy, as it may be amended from time to time. Further, this provision also applies to any policy adopted by any exchange on which the securities of the Company are listed pursuant to Section 10D of the 1934 Act. To the extent any such policy requires the repayment of incentive-based compensation received by a Participant, whether paid pursuant to an Award granted under this Plan or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, by accepting an Award under this Plan, the Participant agrees to the repayment of such amounts to the extent required by such policy and applicable law.

(k) Prohibition on Repricing. As provided in Section 18 below, other than pursuant to Section 16(a), the Compensation Committee shall not without the approval of the Company’s stockholders (a) lower the option price per Share of an Option (or base price of a stock appreciation right) after it is granted, (b) cancel an Option or Stock Appreciation Right when the exercise price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control), or (c) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed.

18.	Amendment.

The Board of Directors may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. No termination or amendment of the Plan may, without the consent of the Participant to whom any Awards shall previously have been granted, adversely affect the rights of such Participant in such Awards. In addition, no amendment of the Plan shall, without the approval of the stockholders of the Company:

(a) change the class of individuals eligible for awards under the Plan;

(b) increase the maximum number of shares of Common Stock for which Awards may be granted under this Plan;

(c) reduce the price at which Options may be granted below the price provided for in Section 8(a) hereof;

(d) reduce the Option Price of outstanding Options;

(e) cancel an Option or Stock Appreciation Right in exchange for cash when the exercise or grant price per share exceeds the Fair Market Value of one share of Common Stock or take any action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Common Stock is traded; or

(f) extend the term of this Plan.

19.	Termination of the Plan.

The Plan shall continue until terminated by the Board of Directors pursuant to Section 18 or as otherwise set forth in this Plan, and no further Awards shall be made hereunder after the date of such termination. Unless earlier terminated, the Plan shall terminate ten (10) years after the Effective Date, except that no incentive stock option may be granted after the 10th anniversary of the date the Board approves the Plan (provided the awards granted before the Plan’s expiration date shall continue in accordance with their terms).

20.	Conditions to Issuance of Shares.

(a) The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the 1933 Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as the Compensation Committee deems necessary or desirable for compliance by the Company with federal, state, and foreign securities laws. The Company may also require such other action or agreement by the Participants as may from time to time be necessary to comply with applicable securities laws.

(b) To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

21.	Headings; Number; Gender.

The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

Words used herein in the singular form shall be construed as being used in the plural form, as appropriate in the relevant context, and vice versa. Pronouns used herein of one gender shall be construed as referring to either or both genders, as appropriate in the relevant context.

22.	Limited Waiver.

The waiver by the Company of any of its rights under the Plan with respect to any Participant, whether express or implied, shall not operate or be construed as a waiver of any other rights the Company has with respect to such Participant or of any of its rights with respect to any other Participant.

23.	Governing Law.

The Plan and all rights hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law.

24.	Compliance with Code Section 409A.

(a) This Plan is intended to comply and shall be administered in a manner that is intended to comply with Code Section 409A and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement, or deferral thereof is subject to Code Section 409A, the Award shall be granted, paid, settled, or deferred in a manner that will comply with Code Section 409A, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Compensation Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement, or deferral thereof to fail to satisfy Code Section 409A shall be amended to comply with Code Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Code Section 409A.

(b) Notwithstanding anything in the Plan to the contrary, the receipt of any benefits under this Plan as a result of a termination of employment shall be subject to satisfaction of the condition precedent that the Participant undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. In addition, if a Participant is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six month period measured from the date of the Participant’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of the Participant’s death (the “Delay Period”). Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein. Furthermore, the payments to be made to a Participant in accordance with this Plan shall be treated as a right to a series of separate payments pursuant to Section 409A of the Code.

25.	Effective Date.

The Plan shall become effective (the “Effective Date”) upon approval by the stockholders of the Company.

EnerSys
Power/Full Solutions

ANNUAL MEETING OF ENERSYS

	For	Against	Abstain	Directors Recommend ↓
1: Election of three (3) Class I director nominees				
01 John F. Lehman	☐	☐	☐	FOR
02 Dennis S. Marlo	☐	☐	☐	FOR
03 Paul J. Tufano	☐	☐	☐	FOR
	For	**Against**	**Abstain**	
2: To approve, ratify and adopt the EnerSys 2017 Equity Incentive Plan;	☐	☐	☐	FOR
3: To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year ending March 31, 2018;	☐	☐	☐	FOR
4: An advisory vote to approve the compensation of EnerSys' named executive officers; and	☐	☐	☐	FOR
5: To conduct any other business properly brought before the meeting.				

________________ Please Sign Here   ____________ Please Date Above

________________ Please Sign Here   ____________ Please Date Above

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

EnerSys
Power/Full Solutions

Annual Meeting of EnerSys
to be held on Wednesday, August 2, 2017
for Stockholders as of June 8, 2017

VOTE BY:

INTERNET

Go To
www.proxypush.com/ens
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

Call
866-284-6730
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

PROXY TABULATOR FOR

ENERSYS
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

ANNUAL MEETING OF ENERSYS Annual Meeting of EnerSys
Date: August 2, 2017 to be held on Wednesday, August 2, 2017
Time: 10:00 AM (Eastern Time)
Place: EnerSys Global Headquarters, 2366 Bernville Road, for Stockholders as of June 8, 2017
Reading, PA 19605 This proxy is being solicited on behalf of the Board of Directors of EnerSys.
Please make your marks like this:                Use dark black pencil or pen only VOTE BY:
The Board of Directors recommends a vote FOR each of the director INTERNET TELEPHONE Call nominees listed in proposal 1 and FOR proposals 2, 3 and 4. provided. www. Go To proxypush.com/ens 866-284-6730
1: Election of three (3) Class I director nominees Directors • Cast your vote online. • Use any touch-tone telephone.
OR
Recommend View • Have your Proxy Card/Voting Instruction Form ready.
For Against Abstain • Meeting Documents.
• Follow the simple recorded instructions.
01 John F. Lehman FOR envelope MAIL
02 Dennis S. Marlo FOR the
OR • Mark, sign and date your Proxy Card/Voting Instruction Form.
03 Paul J. Tufano FOR in
• Detach your Proxy Card/Voting Instruction Form.
For Against Abstain • Return your Proxy Card/Voting Instruction Form in the portion postage-paid envelope provided.
2: To approve, ratify and adopt the EnerSys 2017 FOR
The undersigned hereby appoints Todd M. Sechrist and Joseph G. Lewis and each or either of them, as the true
Equity Incentive Plan; this
FOR and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and
3: To ratify the appointment of Ernst & Young just each of them, to vote all the shares of common stock of EnerSys which the undersigned is entitled to vote at said LLP as the Company’s independent registered meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly March public accounting 31, 2018; firm for fiscal year ending brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys return to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy
4: An advisory vote to approve the compensation FOR and heretofore given. of EnerSys’ named executive officers; and
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION
5: To brought conduct before any the other meeting. business properly IS GIVEN, SHARES WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES IN
PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4.
perforation All votes must be received by 5:00 P.M., Eastern Time, August 1, 2017.
the at
PROXY TABULATOR FOR ENERSYS carefully P.O. BOX 8016 separate CARY, NC 27512-9903
Please
Authorized Signatures—This section must be completed for your Instructions to be executed. EVENT #
Please Sign Here Please Date Above CLIENT # Please Sign Here Please Date Above
Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Proxy — EnerSys
Annual Meeting of Stockholders
Wednesday, August 2, 2017, at 10:00 AM (Eastern Time) This Proxy is Solicited on Behalf of the Board of Directors
The undersigned appoints Todd M. Sechrist and Joseph G. Lewis (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of EnerSys, a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the EnerSys Global Headquarters, 2366 Bernville Road, Reading, PA 19605, on Wednesday, August
2, 2017, at 10:00 AM (Eastern Time) and all postponements or adjournments thereof.
Please The purpose of the Annual Meeting is to take action on the following:
1. Proposals 1, 2, 3, and 4; and
2. Transact such other business as may properly come before the Annual separate Meeting or any adjournment or postponement of the Annual Meeting.
The three (3) Class I director nominees up for re-election are: John F. Lehman, carefully Dennis S. Marlo, and Paul J. Tufano. at
The Board of Directors of the Company recommends a vote “FOR” all of the the director nominees and “FOR” each proposal.
This proxy, when properly executed, will be voted in the manner directed perforation herein. If no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” each proposal. In their discretion, the Named and Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement return thereof. just You are encouraged to specify your choice by marking the appropriate box this (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named portion Proxies cannot vote your shares unless you sign and return this card. in the
To attend the meeting and vote your shares envelope in person, please mark this box. provided .